[GRAPHIC OMITTED]





                                CREDIT AGREEMENT



                                   $20,000,000




                                     between


                           CHEMICAL LEAMAN CORPORATION


                                       and


                              CORESTATES BANK, N.A.




                                      dated

                                  June 16, 1997

                                Table of Contents



1.  Certain Definitions......................................................1
      1.1.     Definitions...................................................1
      1.2.     Accounting Terms..............................................9

2.  The Credit..............................................................10
      2.1.     Credit Facilities.
         (a)      The Loans.................................................10
         (b)      Letters of Credit
      2.2.     The Note.....................................................11
      2.3.     Funding Procedures...........................................11
         (a)      Requests for Advance......................................11
         (b)      Irrevocability............................................12
         (c)      Availability of Funds.....................................12
         (d)      Funding of Net Amount.....................................12
      2.4.     Interest.....................................................12
         (a)      Base Rate.................................................12
         (b)      LIBO Rate.................................................12
         (c)      Renewals and Conversions of Loans.........................12
         (d)      Automatic Reinstatement...................................13
      2.5.     Fees.
         (a)      Administrative Fee........................................13
         (b)      Unused Commitment Fee.....................................13
      2.6.     Reduction or Termination of Commitment.......................13
         (a)      Voluntary.................................................13
         (b)      Loan Commitment Termination...............................13
      2.7.     Voluntary Prepayments........................................13
         (a)      Base Rate Loans...........................................13
         (b)      LIBO Rate Loans...........................................13
      2.8.     Payments.....................................................14
         (a)      Base Rate Loans...........................................14
         (b)      LIBO Rate Loans...........................................14
         (c)      Form of Payments, Application of Payments,
                  Payment Administration, Etc...............................14
         (d)      Net Payments..............................................14
         (e)      Prepayment of LIBO Rate Loans.............................15
         (f)      Demand Deposit Account....................................15
      2.9.     Changes in Circumstances; Yield Protection...................15
      2.10.    Illegality...................................................17
      2.11.    Repayment of Notes under Indenture...........................17

3.  Representations and Warranties..........................................17
      3.1.     Organization, Standing.......................................17
      3.2.     Corporate Authority, Validity, Etc...........................17
      3.3.     Litigation...................................................18

      3.4.     ERISA........................................................18
      3.5.     Financial Statements.........................................18
      3.6.     Not in Default, Judgments, Etc...............................19
      3.7.     Taxes........................................................19
      3.8.     Permits, Licenses, Etc.......................................19
      3.9.     No Materially Adverse Contracts, Etc.........................19
      3.10.    Compliance with Laws, Etc....................................19
         (a)      Compliance Generally......................................19
         (b)      Hazardous Wastes, Substances and Petroleum Products.......19
      3.11.    Solvency.....................................................20
      3.12.    Subsidiaries, Etc............................................20
      3.13.    Title to Properties, Leases..................................20
      3.14.    Public Utility Holding Company; Investment Company...........20
      3.15.    Margin Stock.................................................20
      3.16.    Use of Proceeds..............................................20
      3.17.    Disclosure Generally.........................................20

4.  Conditions Precedent....................................................21
      4.1.     All Loans....................................................21
         (a)      Documents.................................................21
         (b)      Compliance Certificate....................................21
         (c)      Borrowing Base Certificate................................21
         (d)      Covenants; Representations................................21
         (e)      Defaults..................................................21
         (f)      Material Adverse Change...................................21
         (g)      Administrative Fee........................................21
      4.2.     Conditions to First Loan.....................................21
         (a)      Articles, Bylaws..........................................21
         (b)      Evidence of Authorization.................................21
         (c)      Legal Opinions............................................21
         (d)      Incumbency................................................22
         (e)      Note......................................................22
         (f)      Security Agreement........................................22
         (g)      Documents.................................................22
         (h)      Consents..................................................22
         (i)      Other Agreements..........................................22
         (j)      Repayment of Loans under CLTL Credit Agreement............22
         (k)      Repayment of Other Debt...................................22
         (l)      Collateralization of Letters of Credit....................22
         (m)      Sale of Senior Notes......................................22
         (n)      Fees, Expenses............................................22

5.  Affirmative Covenants...................................................23
      5.1.     Financial Statements and Reports.............................23
         (a)      Annual Statements.........................................23
         (b)      Quarterly Statements......................................23
         (c)      Compliance Certificate....................................24
         (d)      ERISA.....................................................24
         (e)      Material Changes..........................................24
         (f)      Other Information.........................................24
         (g)      Borrowing Base Certificate................................24
      5.2.     Corporate Existence..........................................24
      5.3.     ERISA........................................................24
      5.4.     Compliance with Regulations..................................24
      5.5.     Conduct of Business; Permits and Approvals,
               Compliance with Laws.........................................24
      5.6.     Maintenance of Insurance.....................................25
      5.7.     Payment of Debt; Payment of Taxes, Etc.......................25
      5.8.     Notice of Events.............................................25
      5.9.     Inspection Rights............................................26
      5.10.    Generally Accepted Accounting Principles.....................26
      5.11.    Compliance with Material Contracts...........................26
      5.12.    Use of Proceeds..............................................26
      5.13.    Further Assurances...........................................26
      5.14.    Restrictive Covenants in Other Agreements....................26
      5.15.    Equipment....................................................27

6.  Negative Covenants......................................................27
      6.1.     Consolidation and Merger.....................................27
      6.2.     Liens........................................................27
      6.3.     Guarantees...................................................27
      6.4.     Margin Stock.................................................27
      6.5.     Acquisitions and Investments.................................27
      6.6.     Transfer of Assets; Nature of Business.......................27
      6.7.     Restricted Payments..........................................28
      6.8.     Accounting Change............................................28
      6.9.     Transactions with Affiliates.................................28
      6.10.    Restriction on Amendment of This Agreement...................28
      6.11.    Indebtedness.................................................28

7.  Financial Covenants.....................................................29
      7.1.     Minimum Tangible Net Worth...................................29
      7.2.     Fixed Charge Coverage........................................29
      7.3.     Borrowing Base...............................................29

8.  Default.................................................................29
      8.1.     Events of Default............................................29
         (a)      Payments..................................................29
         (b)      Covenants.................................................29

         (c)      Representations, Warranties...............................29
         (d)      Bankruptcy................................................30
         (e)      Senior Notes..............................................30
         (f)      Certain Other Defaults....................................30
         (g)      Judgments.................................................30
         (h)      Attachments...............................................30
         (i)      ERISA.....................................................30
         (j)      Change in Control.........................................31
         (k)      Security Interests........................................31
         (l)      Material Adverse Change...................................31

9.  Collateral..............................................................31
      9.1.     Collateral...................................................31

10.  Miscellaneous..........................................................32
      10.1.    Waiver.......................................................32
      10.2.    Amendments...................................................32
      10.3.    Governing Law................................................32
      10.4.    Participations and Assignments...............................32
      10.5.    Captions.....................................................32
      10.6.    Notices......................................................32
      10.7.    Expenses; Indemnification....................................33
      10.8.    Survival of Warranties and Certain Agreements................33
      10.9.    Severability.................................................33
      10.10.   No Fiduciary Relationship....................................33
      10.11.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS...............33
      10.12.   WAIVER OF JURY TRIAL.........................................33
      10.13.   Counterparts; Effectiveness..................................34
      10.14.   Use of Defined Terms.........................................34
      10.15.   Offsets......................................................34
      10.16.   Entire Agreement.............................................34
      10.18.   Consolidated Basis...........................................34

-------------------



EXHIBIT A         NOTE
SCHEDULE 1        DISCLOSURE ITEMS

                                Credit Agreement


         This Credit Agreement, dated June 16, 1997 (this "Agreement"), is entered into by and between CHEMICAL LEAMAN CORPORATION, a Pennsylvania corporation ("CLC") and CORESTATES BANK, N.A., a national banking association ("CoreStates", "CoreStates Bank" or the "Bank").

                              Preliminary Statement

         WHEREAS, CLC proposes to issue $100,000,000 of 10 3/8% Senior Notes due 2005 (the "Senior Notes"), pursuant to the terms of an Indenture, dated on or about June 16, 1997, by and between CLC and First Union National Bank, as Trustee thereunder (the "Indenture").

         WHEREAS, as a condition to the purchase of the Notes under the Indenture, CLC is required to have a $20,000,000 revolving credit facility in effect.

         WHEREAS, CLC has requested and CoreStates has agreed to establish such credit facility, under the terms and conditions hereinafter set forth.

         WHEREAS, CLC owns all of the issued and outstanding capital stock of Chemical Leaman Tank Lines, Inc., a Delaware corporation ("CLTL").

         WHEREAS, CLTL currently is party to a Credit Agreement, dated July 31, 1995, as amended (the "CLTL Credit Agreement"), with the Bank pursuant to which CLTL may borrow up to $12,500,000.

         WHEREAS, CLC will cause CLTL to repay all obligations under the CLTL Credit Agreement, deposit cash collateral with the Bank in the amount of letters of credit outstanding pursuant to ss.1.1(b) of the CLTL Credit Agreement and the CLTL Credit Agreement shall be terminated as of June 16, 1997.

         NOW, THEREFORE, in consideration of the premises and promises hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:


                             1. Certain Definitions

         1.1.     Definitions.

         "Additional Amount" shall have the meaning set forth in ss.2.8.(e).

         "Adjusted Appraised Value" shall mean the aggregate of the Appraised Values of each item of Revenue Equipment listed on Schedule A to the Security Agreement as such schedule shall exist at the time of the determination multiplied by a percentage which shall be (i) 100% for the first calendar quarter (or portion thereof) that the item of Revenue Equipment is included in the Collateral and (ii) for each calendar quarter thereafter, a percentage which is 100% minus 2% times the number of calendar quarters the item of Revenue Equipment has been included in the Collateral. For example, an item of Revenue Equipment added to Collateral on June 16, 1997


Credit Agreement, June 16, 1997        - 1 -        Chemical Leaman Corporation
         would be included at 100% until June 30, 1997, and the percentage would change to 98% on July 1, 1997, 96% on October 1, 1997, 94% on January 1, 1998, and so on.

         "Administrative Fee" shall have the meaning set forth in ss.2.5.(a)

         "Affiliate" shall mean any Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with CLC; (2) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of CLC; or (3) ten percent (10%) or more of whose voting stock of which is directly or indirectly beneficially owned or held by CLC. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" shall mean this Credit Agreement, as amended, supplemented, modified, replaced, substituted for or restated from time to time and all exhibits and schedules attached hereto.

         "Appraised Value" shall mean that value determined annually on or about July 1 of each year by an independent appraiser of recognized standing who shall be selected by CLC with the consent of the Bank (which consent shall not be unreasonably withheld) as the aggregate of the fair market values of each item of Revenue Equipment listed on Schedule A to the Security Agreement as such schedule shall exist at the time of the annual appraisal. Appraised value shall be adjusted at the time any item of Revenue Equipment is withdrawn or added to Schedule A to the Security Agreement during the course of each year with the fair market value of deletions and additions to be the value of each item of Revenue Equipment as such is listed on the most recent annual appraisal. In the event an item of Revenue Equipment to be added to Schedule A to the Security Agreement is not listed on the most recent annual appraisal, the fair market value of such addition shall be determined in good faith by CLC at the time of the addition on a basis consistent with that employed by the appraiser in connection with the most recent annual appraisal, provided, however, if the Bank shall object to the value placed on any such addition the proposed addition shall have no value for this purpose until (1) a valuation is agreed upon by the Bank and CLC, or (2) a valuation is completed for such item at the time of the next annual appraisal.

         "Base Rate" shall mean, for any day, the higher of the Federal Funds Rate plus 1/2 of 1% or the prime commercial lending rate of CoreStates Bank, N.A., as announced from time to time at its head office, calculated on the basis of 30 day months and a year of 360 days.

         "Borrowing Base" shall mean an amount equal to 80% of the aggregate Adjusted Appraised Value of all Revenue Equipment.

         "Borrowing Base Certificate" shall mean a certificate setting forth detailed information with respect to the Borrowing Base which shall be in the form and substance requested by the Bank, as such may be modified from time to time, and shall be signed by the chief financial officer, treasurer or controller of CLC.

         "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia are authorized or required to close under the laws of the Commonwealth of Pennsylvania.


Credit Agreement, June 16, 1997        - 2 -        Chemical Leaman Corporation

         "Capitalized Lease" shall mean all lease obligations of any Person for any property (whether real, personal or mixed) which have been or should be capitalized on the books of the lessee in accordance with General Accepted Accounting Principles.

         "Capitalized Lease Obligations" with respect to any Person, shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of such Person at such time in respect of such Person's interest as lessee under a Capital Lease.

         "Cash Flow Available for Fixed Charges" shall mean with respect to CLC, for any period, without duplication, the amounts for such period, taken as a single accounting period, of (i) net income, (ii) non-cash charges, (iii) interest expense, and (iv) to the extent reducing net income, income tax expenses, as such items are shown in the consolidated financial statements of CLC.

         "CLTL" shall have the meaning set forth in the Preliminary Statement.

         "CLTL Credit Agreement" shall have the meaning set forth in the Preliminary Statement.

         "CLTL Letter of Credit" shall have the meaning set forth in ss.2.1(b).

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

         "Collateral" shall have the meaning set forth in ss.9.1.

         "Compliance Certificate" shall have the meaning set forth in ss.4.1(b).

         "Credit Termination Date" shall have the meaning set forth in ss.2.2.

         "Debt" shall mean, as of any date of determination with respect to CLC, without duplication, (i) all items which in accordance with Generally Accepted Accounting Principles would be included in determining total liabilities as shown on the liability side of a balance sheet of CLC as of the date on which Debt is to be determined, (ii) all indebtedness of others with respect to which CLC has become liable by way of a guarantee or endorsement (other than for collection or deposit in the ordinary course of business), (iii) all contingent liabilities of CLC, and (iv) lease obligations that, in conformity with GAAP, have been capitalized on CLC's balance sheet.

         "Default Rate" on any Loan shall mean the higher of 2% per annum above the Base Rate or 2% per annum above the rate of interest otherwise in effect for such Loan.

         "Dollars" shall mean the lawful currency of the United States of America.

         "Environmental Control Statutes" shall mean each and every applicable federal, state, county or municipal environmental statute, ordinance, rule, regulation, order, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, directives or requirements, of any Governmental Authority, including without limitation laws in any way related to Hazardous Substances.


Credit Agreement, June 16, 1997        - 3 -        Chemical Leaman Corporation

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

         "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as CLC within the meaning of ss.414(b) of the Code, or any trade or business which is under common control with CLC within the meaning of ss.414(c) of the Code.

         "Event of Default" shall have the meaning set forth in ss.8.1.

         "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

         "Fiscal Quarter" shall mean a fiscal quarter of CLC, which shall be any quarterly period ending on March 31, June 30, September 30 or December 31 of any year.

         "Fiscal Year" shall mean a fiscal year of CLC, which shall end on the last day of December.

         "Fixed Charges" shall mean with respect to CLC, for any period, without duplication, the amounts for such period of (i) interest expense, (ii) the aggregate amount of cash dividends paid during such accounting period in respect of preferred stock, (iii) 25% of the aggregate outstanding balance of the Loans and Letters of Credit, and (iv) all other debt obligations due within the next 365 days. Fixed Charges shall be determined for CLC and its Subsidiaries on a consolidated basis.

         "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

         "Governmental Authority" shall mean the federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom or created pursuant to any laws, including without limitation Environmental Control Statutes.

         "Hazardous Substances" shall mean without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Resource Conservation and Recovery Act, as amended, 15 U.S.C., ss.2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 33 U.S.C. ss.1251 et seq.; the federal underground storage tank law, Subtitle I of the Resource Conservation and Recovery Act, as amended, P.L. 98-616, 42 U.S.C. ss.6901 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other federal, state, county or municipal environmental statute, ordinance, rule or regulation.

         "Indebtedness for Borrowed Money" shall mean (i) all indebtedness, liabilities, and obligations, now existing or hereafter arising, for money borrowed by CLC or any Subsidiary, whether or not


Credit Agreement, June 16, 1997        - 4 -        Chemical Leaman Corporation
         evidenced by any note, indenture, or agreement (including, without limitation, the Note and any indebtedness for money borrowed from an Affiliate) and (ii) all indebtedness of others for money borrowed (including indebtedness of an Affiliate) with respect to which CLC or any Subsidiary has become liable by way of a guarantee or indemnity.

         "Indenture" shall have the meaning set forth in the Preliminary Statement.

         "Interest Period" shall mean with respect to any LIBO Rate Loan, each period commencing on the date any such Loan is made, or, with respect to a Loan being renewed, the last day of the next preceding Interest Period with respect to a Loan, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day of the calendar month) in the first, third or sixth calendar month thereafter as selected under the procedures specified in ss.2.3, if the Bank is then offering LIBO Rate Loans for such period; provided that each LIBO Rate Loan Interest Period which would otherwise end on a day which is not a Business Day (or, for purposes of Loans to be repaid on a London Business Day, such day is not a London Business
         Day) shall end on the next succeeding Business Day (or London Business Day, as appropriate) unless such next succeeding Business Day (or London Business Day, as appropriate) falls in the next succeeding calendar month, in which case the Interest Period shall end on the next preceding Business Day (or London Business Day, as appropriate). In the case of any Interest Period in excess of three months, CLC shall pay interest on the ninetieth (90th) day of the Interest Period and on the last day of the Interest Period.

         "Investment" in any Person shall mean (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such deposit, advance, loan or extension of credit having a term not exceeding 90 days in the case of unaffiliated Persons and 120 days in the case of Affiliates representing the purchase price of inventory or supplies purchased in the ordinary course of business) or guarantee or assumption of, or other contingent obligation with respect to, Indebtedness for Borrowed Money or other liability of such Person; and
         (c) (without duplication of the amounts included in (a) and (b)) any amount that may, pursuant to the terms of such investment, be required to be paid, deposited, advanced, lent or extended to or guaranteed or assumed on behalf of such Person.

         "Letters of Credit" shall have the meaning set forth in ss.2.1(b).

         "LIBO Rate" shall mean, for the applicable Interest Period, (i) the rate, rounded upwards to the next one-sixteenth of one percent, determined by the Bank three London Business Days prior to the date of the corresponding LIBO Rate Loan, at which the Bank is offered deposits in dollars at approximately 11:00 A.M., London time by leading banks in the interbank eurodollar or eurocurrency market for delivery on the date of such Loan in an amount and for a period comparable to the amount and Interest Period of such Loan and in like funds, divided by
         (ii) a number equal to one (1.0) minus the LIBO Rate Reserve Percentage. The LIBO Rate shall be adjusted automatically with respect to any LIBO Rate Loan outstanding on the effective date of any change in the LIBO Rate Reserve Percentage, as of such effective date. LIBO Rate shall be calculated on the basis of the number of days elapsed in a year of 360 days.


Credit Agreement, June 16, 1997        - 5 -        Chemical Leaman Corporation

         "LIBO Rate Loans" shall mean Loans accruing interest based on the LIBO Rate.

         "LIBO Rate Reserve Percentage" shall mean, for any LIBO Rate Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by the Bank against "Eurocurrency liabilities" (as such term is used in Regulation
         D) but without benefit of credit proration, exemptions, or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the LIBO Rate Reserve Percentage shall reflect any other reserves required to be maintained by the Bank against (1) any category of liabilities which includes deposits by reference to which the rate for LIBO Rate Loans is to be determined; or (2) any category of extension of credit or other assets which include LIBO Rate Loans.

         "Lien" shall mean any lien, mortgage, security interest, chattel mortgage, pledge or other encumbrance (statutory or otherwise) of any kind securing satisfaction of an Obligation, including any agreement to give any of the foregoing, any conditional sales or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or similar evidence of any encumbrance, whether within or outside the United States.

         "Loan" or "Loans" shall mean the meanings set forth in ss.2.1.

         "Loan Commitment" shall have the meaning set forth in ss.2.1.

         "Loan Documents" shall mean this Agreement, the Note, the Security Agreement and all other documents directly related or incidental to said documents, the Loans or the Collateral.

         "London Business Day" shall mean any Business Day on which banks in London, England are open for business.

         "Material Adverse Change" shall mean any event or condition which, in the good faith determination of the Bank, could result in a material adverse change in the financial condition, assets, operations or prospects of CLC or any Subsidiary, or which gives reasonable grounds to conclude that CLC may not or will not be able to perform or observe (in the normal course) its obligations under the Loan Documents to which it is a party, including but not limited to the Note.

         "Material Adverse Effect" shall mean any event or condition which, in the good faith determination of the Bank, could have a material adverse effect on (i) the financial condition, assets, operations or prospects of CLC or any Subsidiary, (ii) the ability of CLC to perform its obligations under the Loan Documents to which it is a party, including but not limited to the Note, or (iii) the legality, validity or enforceability of this Agreement or the Note or the rights and remedies of the holder(s) of the Loans.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in ERISA ss.4001(a)(3), which covers employees of CLC or any ERISA Affiliate.

         "Note" shall have the meaning set forth in ss.2.2.


Credit Agreement, June 16, 1997        - 6 -        Chemical Leaman Corporation

         "Obligations" shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Bank by or from CLC arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal of and interest on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to CLC or for which CLC is liable as indemnitor under the Loan Documents, whether or not evidenced by any note or other instrument.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

         "Pension Plan" shall mean, at any time, any Plan (including a Multiemployer Plan), the funding requirements of which (under ERISA ss.302 or Code ss.412) are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of CLC or any ERISA Affiliate.

         "Permitted Liens" shall mean (a) any Liens for current taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by CLC by appropriate proceedings and for which adequate reserves have been established by CLC as reflected in CLC's financial statements; (b) any mechanic's, materialman's, carrier's, warehousemen's or similar Liens for sums not yet due or being contested in good faith by CLC by appropriate proceedings and for which adequate reserves have been established by CLC as reflected in CLC's financial statements; (c) easements, rights-of-way, restrictions and other similar encumbrances on the real property or fixtures of CLC incurred in the ordinary course of business which individually or in the aggregate are not substantial in amount and which do not in any case materially detract from the value or marketability of the property subject thereto or interfere with the ordinary conduct of the business of CLC; (d) Liens (other than Liens imposed on any property of CLC pursuant to ERISA or ss.412 of the Code) incurred or deposits made in the ordinary course of business, including Liens in connection with workers' compensation, unemployment insurance and other types of social security and Liens to secure performance of tenders, statutory obligations, surety and appeal bonds (in the case of appeal bonds such Liens shall not secure any reimbursement or indemnity obligation in an amount greater than $250,000), bids, leases that are not Capitalized Leases, performance bonds (in the case of performance bonds such Liens shall not secure any reimbursement or indemnity obligation in an amount greater than $10,000,000 in the aggregate), sales contracts and other similar obligations, in each case, not incurred in connection with the obtaining of credit or the payment of a deferred purchase price, and which do not, in the aggregate, result in a Material Adverse Effect;
         (e) Liens, if any, existing on the date hereof and listed in Schedule 1 hereto; (f) Liens on specific assets, if any, whether existing on the date hereof or hereafter created, with respect to Indebtedness for Borrowed Money of a type similar to that contemplated herein provided that no such Lien shall be a Lien on any of the Collateral; (g) Liens related to any capital lease obligations and/or purchase money security interests limited to assets so purchased, the aggregate unpaid balance of which shall not exceed $10,000,000 at any time.

         "Person" shall mean any individual, corporation, partnership, joint venture, association, company, business trust or entity, or other entity of whatever nature.

         "Plan" shall mean an employee benefit plan as defined in ss.3(3) of ERISA, other than a Multiemployer Plan, whether formal or informal and whether legally binding or not.

Credit Agreement, June 16, 1997        - 7 -        Chemical Leaman Corporation

         "Potential Default" shall mean an event, condition or circumstance that with the giving of notice or lapse of time or both would become an Event of Default.

         "Prohibited Transaction" shall mean a transaction that is prohibited under Code ss.4975 or ERISA ss.406 and not exempt under Code ss.4975 or ERISA ss.408.

         "Regulation" shall mean any statute, law, ordinance, regulation, order or rule of any United States or foreign, federal, state, local or other government or governmental body, including, without limitation, those covering or related to banking, financial transactions, securities, public utilities, environmental control, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wages and hours, employee benefits, and price and wage control matters.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time.

         "Regulatory Change" shall mean any change after the date of this Agreement in any Regulation (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests of or under any Regulation (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof applying to a class of banks but excluding any foreign office of the Bank.

         "Release" shall mean without limitation, the presence, leaking, leaching, pouring, emptying, discharging, spilling, using, generating, manufacturing, refining, transporting, treating, or storing of Hazardous Substances at, into, onto, from or about the property or the threat thereof, regardless of whether the result of an intentional or unintentional action or omission, and which is in violation of any applicable law, including Environmental Control Statutes.

         "Reportable Event" shall mean, with respect to a Pension Plan: (a) any of the events set forth in ERISA Sections 4043(b) (other than a reportable event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations) or 4063(a) or the regulations thereunder, (b) an event requiring CLC or any ERISA Affiliate to provide security to a Pension Plan under Code ss.401(a)(29) and (c) any failure by CLC or any ERISA Affiliate to make payments required by Code ss.412(m).

         "Revenue Equipment" shall mean all CLC's trucks, tractors, trailers and similar equipment owned by CLC and used by it or a Subsidiary in the normal course of its business and described in Schedule A to the Security Agreement to be executed and delivered by CLC in favor of the Bank on or before the date of the first advance as provided in ss.4.2(f) hereof, as such Schedule A shall have been or be amended or supplemented from time to time.

         "Security Agreement" shall mean a security agreement in form and substance acceptable to the Bank, which shall be executed and delivered to the Bank on or before the first advance as set forth in ss.4.2(f) hereof.

         "Senior Notes" shall have the meaning set forth in the Preliminary Statement.


Credit Agreement, June 16, 1997        - 8 -        Chemical Leaman Corporation

         "Solvent" shall mean, with respect to any Person, that the aggregate present fair saleable value of such Person's assets is in excess of the total amount of its probable liabilities on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

         "Subsidiary" shall mean a corporation or other entity the shares of stock or other equity interests of which having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by CLC.

         "Tangible Assets" shall mean total assets, excluding patents, copyrights, capitalized research and development costs, goodwill, operating rights and other intangible assets on a consolidated basis.

         "Tangible Net Worth" shall mean Tangible Assets less total liabilities shown on the balance sheet.

         "Taxes" shall have the meaning set forth in ss.2.8.(d).

         "Termination Event" shall mean, with respect to a Pension Plan: (a) a Reportable Event, (b) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under ERISA ss.4041(c), (c) the institution of proceedings to terminate a Pension Plan under ERISA ss.4042 or (d) the appointment of a trustee to administer any Pension Plan under ERISA ss.4042.

         "Unfunded Pension Liabilities" shall mean, with respect to any Pension Plan at any time, the amount, if any, determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, and deducting the fair market value of Pension Plan assets.

         "Unrecognized Retiree Welfare Liability" shall mean, with respect to any Plan that provides post-retirement benefits other than pension benefits, the amount of the accumulated post-retirement benefit obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, as of the most recent valuation date. Prior to the date such statement is applicable to any CLC, such amount of the obligation shall be based on an estimate made in good faith.

         1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistent with those applied in the preparation of the financial statements referred to in ss.3.5, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.


Credit Agreement, June 16, 1997        - 9 -        Chemical Leaman Corporation

                                  2. The Credit

         2.1.     Credit Facilities.

            (a) The Loans. Subject to the terms and conditions herein set forth, CoreStates Bank agrees to make loans (herein called individually a "Loan" and collectively, the "Loans") to CLC upon receipt of loan requests therefor. Each Loan made shall be in a minimum principal amount of two hundred and fifty thousand dollars ($250,000). All Loans together and the aggregate amount of all Letters of Credit outstanding shall not exceed an aggregate principal amount outstanding at any time of TWENTY MILLION DOLLARS ($20,000,000). from the date hereof through the Credit Termination Date (such amount, as the same may be reduced pursuant to ss.2.6 or ss.2.11 hereof being hereinafter called the "Loan Commit ment"). The maturity date of the Note, as provided in ss.2.2 below, shall be June 15, 2000, if not sooner accelerated; provided, however, no later than April 15, 1998 and April 15, 1999, respectively, CLC may request that CoreStates extend the maturity date for one additional year. If CoreStates, in its sole discretion, is willing to extend the maturity date as requested, it will so advise CLC in writing not later than June 15, 1998 and June 15, 1999, respectively, that the maturity date is extended. All Loans shall be made to CLC at the main office of the Bank, Broad and Chestnut Streets, Philadelphia, Pennsylvania 19101.

            Notwithstanding the foregoing, CLC shall not be entitled to any Loan if, after giving effect to such Loan, the aggregate unpaid amount of the Loan, when added to the aggregate amount of Letters of Credit outstanding as provided below, would exceed the Loan Commitment. Further, CLC shall not be entitled to any Loan if, after giving effect to such Loan, the unpaid amount of the Loan when added to the aggregate amount of Letters of Credit outstanding would exceed CLC's current Borrowing Base, as stated in the most recent Borrowing Base Certificate furnished to the Bank as provided herein. Within the limits of the Loan Commitment and the Borrowing Base, CLC may borrow, prepay and reborrow.

            (b) Letters of Credit. The Bank, under the terms and subject to the conditions of this Agreement, agrees to provide standby letters of credit at the request and for the account of CLC (including for the use by a Subsidiary), from time to time prior to the Credit Termination Date, as requested by CLC, provided that:

                  (i) the aggregate amount of Letters of Credit outstanding at any one time shall not exceed $8,500,000, at any time hereafter, or such lesser amount, if any, as will, when added to the amount of the Loans then outstanding, aggregate $20,000,000 (or such lesser amount as CLC is entitled to borrow hereunder at such time by reason of the limitation of the Borrowing Base or otherwise);

                  (ii) no Letter of Credit shall be issued after the Credit Termination Date and no Letter of Credit shall be for a term longer than one year; and

                  (iii) no Letter of Credit shall be issued for general business purposes.

            As used in this Agreement, "Letter of Credit" shall mean only those standby letters of credit issued pursuant to a completed application on the form of letter of credit application required by the Bank at the time of the request for each Letter of Credit.

         Letters of Credit (as defined in the CLTL Credit Agreement) issued for the account of CLTL under the CLTL Credit Agreement (which are guaranteed by CLC) ("CLTL Letters of Credit") shall be deemed


Credit Agreement, June 16, 1997        - 10 -        Chemical Leaman Corporation

Letters of Credit for purposes of this Agreement for so long as they shall continue in effect. Simultaneously with the execution and delivery of this Agreement, CLC shall deposit cash collateral with the Bank in the amount of CLTL Letters of Credit outstanding. At such time as the excess of the Borrowing Base over the aggregate of the outstanding Loans and Letters of Credit issued pursuant to this agreement is equal to or greater than the amount of the CLTL Letters of Credit outstanding, the Bank shall return said cash collateral to, or at the direction of, CLC and the CLTL Letters of Credit shall thereafter be deemed to be issued pursuant to this Agreement.

            CLC shall request a Letter of Credit by delivering a completed letter of credit application to the Bank not less than one Business Day prior to the date specified by CLC as the date the Letter of Credit is to be issued.

            Letters of Credit shall not bear interest until drawn upon but shall each be subject to an annual charge, payable quarterly in arrears from the date of issuance, equal to one and eight-tenths percent (1.8%) of the amount of the Letter of Credit.

            Within the foregoing limit, CLC may request issuance of Letters of Credit, pay them upon a drawing thereunder and request new issuances. Any obligation of CLC to pay money in connection with any Letter of Credit shall be secured as if made as a Loan hereunder. In the event CLC shall terminate the Loan Commitment as provided in ss.2.6 and shall pay the outstanding principal amount of the Loans in full and with interest or the Credit Termination Date shall occur at a time when one or more Letters of Credit remain outstanding, then CLC shall furnish to the Bank within three Business Days such amount of cash, to be held as cash collateral and invested in certificates of deposit of the Bank, as will pay the maximum amount which may be drawn by beneficiaries of Letters of Credit outstanding at the date of such termination or Credit Termination Date, as applicable.

         2.2. The Note. The Loans made by the Bank shall be evidenced by a single promissory note of CLC (such promissory note as it may be amended, extended, modified, restated, replaced, substituted for or renewed, the "Note") in principal face amount equal to TWENTY MILLION DOLLARS ($20,000,000) payable to the order of the Bank and otherwise in the form attached hereto as Exhibit A. The Note shall be dated June 16, 1997, shall bear interest at the rate per annum and be payable as to principal and interest in accordance with the terms hereof. The Note shall mature on the earliest to occur of (i) the date the maturity of the Note is accelerated as provided in ss.8.1 hereof, or (ii) June 15, 2000, subject to any extensions which may be made as provided for in ss.2.1(a) hereof (this date to be deemed the "Credit Termination Date"). Upon maturity, the Loan evidenced by the Note shall be due and payable. The Bank shall maintain records of all Loans evidenced by the Note and of all payments thereon, which records shall be conclusive absent manifest error.

         2.3.     Funding Procedures.

            (a) Requests for Advance. Each request for a Loan or the conversion or renewal of an interest rate with respect to a Loan shall be made not later than 11:00 a.m. on a Business Day by delivery to the Bank of a written request signed by CLC or in the alternative a telephone request followed promptly by written confirmation of the request, specifying the date and amount of the Loan to be made, converted or renewed, selecting the interest rate option applicable thereto, and in the case of a LIBO Rate Loan, specifying the Interest Period applicable to such Loan. Each request shall be received not less than one Business Day prior to the date of the proposed borrowing, conversion or renewal in the case of Base Rate Loans and three


Credit Agreement, June 16, 1997        - 11 -        Chemical Leaman Corporation

London Business Days prior to the date of the proposed borrowing, conversion or renewal in the case of LIBO Rate Loans. No request shall be effective until actually received in writing by the Bank.

            (b) Irrevocability. Upon receipt of a request for a Loan by the Bank, the request shall not be revocable by CLC.

            (c) Availability of Funds. Unless the Bank knows that any applicable condition specified herein has not been satisfied, it will make funds immediately available to CLC on the date of each Loan by a credit to the account of CLC at the Bank's address set forth opposite its name on the signature page hereof or to such other destination and in such other form as CLC may request, in writing.

            (d) Funding of Net Amount. If the Bank makes a Loan on a day on which all or any part of an outstanding Loan from the Bank is to be repaid, the Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to CLC as provided in clause (c).

         2.4. Interest. The following interest rates may be applicable to any Loan or Loans, as requested by CLC from time to time.

            (a) Base Rate. Each Base Rate Loan shall bear interest on the principal amount thereof from the date made until such Loan is paid in full or converted, at a rate per annum equal to the Base Rate plus one half of one percent (1/2%).

            (b) LIBO Rate. Each LIBO Rate Loan shall bear interest on the principal amount thereof from the date made until such Loan is paid in full, renewed, or converted, at a rate per annum equal to the LIBO Rate plus 180 basis points. After receipt of a request for a LIBO Rate Loan, the Bank shall proceed to determine the LIBO Rate to be applicable thereto. The Bank shall give prompt notice by telephone or facsimile to CLC of the LIBO Rate thus determined in respect of each LIBO Rate Loan or any change therein. Not more than ten (10) LIBO Rate Loans shall be in existence at any one time in any combination of LIBO Rates applicable to the Loans.

            (c) Renewals and Conversions of Loans. On the last day of each Interest Period, the LIBO Rate Loan then maturing shall automatically be renewed for a new Interest Period of like duration, unless CLC shall have given the Bank notice of a permitted conversion or renewal for an Interest Period of different duration as provided in ss.2.3 hereof, or an Event of Default, or Potential Default exists or would thereby occur. If no Event of Default or Potential Default exists or would thereby occur, CLC shall have the right to convert Base Rate Loans into LIBO Rate Loans, to convert LIBO Rate Loans into Base Rate Loans, and to renew LIBO Rate Loans for Interest Periods of different duration, from time to time, provided that it shall give the Bank notice of each permitted conversion or renewal as provided in ss.2.3 hereof, and LIBO Rate Loans may be converted or renewed for different Interest Periods only as of the last day of the applicable Interest Period for such Loans. The Bank shall use its best efforts to notify CLC of the effectiveness of such conversion or renewal (automatic or not automatic), and the new interest rate to which the converted or renewed Loan is subject, as soon as practicable after the conversion or renewal; provided, however, that any failure to give such notice shall not affect CLC's obligations or the Bank's rights and remedies hereunder in any way whatsoever. In the event a LIBO Rate Loan is not automatically renewed as provided herein and CLC shall not have selected an alternative Interest Period for any LIBO Rate Loan maturing as provided


Credit Agreement, June 16, 1997        - 12 -        Chemical Leaman Corporation
herein, such Loan shall be automatically converted into a Base Rate Loan on the last day of the Interest Period for such Loan.

            (d) Automatic Reinstatement. The liability of CLC under this ss.2.4 shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the payments to the Bank is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of CLC or any other Person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to CLC or any other Person or any substantial part of its property, or otherwise, all as though such payment had not been made.

         2.5.     Fees.

            (a) Administrative Fee. CLC agrees to pay to the Bank a one-time fee (the "Administrative Fee") in an amount equal to $100,000, which fee is payable on the date hereof.

            (b) Unused Commitment Fee. CLC agrees to pay the Bank as compensation for its Loan Commitment, a fee ("Commitment Fee") computed at the rate of three-eighths of one percent (3/8%) per annum on the average daily amount of the unused portion of the Loan Commitment accrued from and after the date hereof. The unused portion of the Loan Commitment shall mean the Loan Commitment less the principal amount of the outstanding Loan and Letters of Credit issued hereunder. The Commitment Fee shall be calculated and be payable quarterly in arrears and on the Credit Termination Date. The Commitment Fee shall be calculated on the basis of a 365-day year for the actual number of days elapsed.


         2.6.     Reduction or Termination of Commitment.

            (a) Voluntary. CLC may at any time, on not less than one Business Day's written notice, terminate or permanently reduce the Loan Commitment, provided that any reduction shall be in the amount of $250,000 or a multiple thereof and that no such reduction shall cause the principal amount of Loans outstanding to exceed the Loan Commitment as reduced.

            (b) Loan Commitment Termination. In the event the Loan Commitment is terminated, the Credit Termination Date shall accelerate to such date of termination and CLC shall, simultaneously with such termination, repay the Base Rate Loans and LIBO Rate Loans in accordance with ss.2.8.

         2.7.     Voluntary Prepayments.

            (a) Base Rate Loans. On one Business Day's notice to the Bank, CLC may, at its option, prepay any Base Rate Loan in whole at any time or in part from time to time, provided that each partial prepayment shall be in the principal amount of $250,000 or, if greater, then in multiples thereof and, if less than $250,000 shall be outstanding, in principal amount equal to the amount remaining outstanding.

            (b) LIBO Rate Loans. On one Business Day's notice to the Bank, CLC may, at its option prepay any LIBO Rate Loan provided that if it shall prepay a LIBO Rate Loan prior to the last day of the applicable Interest Period, or shall fail to borrow any LIBO Rate Loan on the date such Loan is to be made, it shall pay to the Bank, in addition to the principal and interest then to be paid in the case of a prepayment


Credit Agreement, June 16, 1997        - 13 -        Chemical Leaman Corporation
on such date of prepayment, the Additional Amount (as defined in ss.2.8(e) below) incurred or sustained by the Bank as a result of such prepayment or failure to borrow.

         2.8.     Payments.

            (a) Base Rate Loans. Accrued interest on all Base Rate Loans shall be due and payable on the first Business Day of each calendar month and upon the Credit Termination Date.

            (b) LIBO Rate Loans. Accrued interest on LIBO Loans with Interest Periods of one or three months shall be due and payable on the last day of such Interest Period. Accrued interest on LIBO Loans with an Interest Period of six months shall be due and payable on the ninetieth (90th) day of such Interest Period and on the last day of such Interest Period.

            (c) Form of Payments, Application of Payments, Payment Administration, Etc. Provided that no Event of Default or Potential Default then exists, all payments and prepayments shall be applied to the Loans in such order and to such extent as shall be specified by CLC, by written notice to the Bank at the time of such payment or prepayment. Except as otherwise provided herein, all payments of principal, interest, fees, or other amounts payable by CLC hereunder shall be remitted to the Bank at the address set forth opposite its name on the signature page hereof or at such office or account as the Bank shall specify to CLC, in immediately available funds not later than 2:00 p.m. on the day when due. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall, except as otherwise provided in the definition of "Interest Period," be extended to the next succeeding Business Day and interest shall continue to accrue during such extension. CLC authorizes the Bank to deduct from any account of CLC maintained at the Bank or over which the Bank has control any amount payable under this Agreement, the Notes or any other Loan Document. The Bank's failure to deliver any bill, statement or invoice with respect to amounts due under this Section or under any Loan Document shall not affect CLC's obligation to pay any installment of principal, interest or any other amount under this Agreement when due and payable.

            (d) Net Payments. All payments made to the Bank by CLC hereunder, under the Note or under any other Loan Document will be made without set off, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the gross or net income of the Bank (including all interest, penalties or similar liabilities related thereto) pursuant to the laws of the United States of America or any political subdivision thereof, or taxing authority of the United States of America or any political subdivision thereof, in which the principal office or applicable lending office of the Bank is located), and all interest, penalties or similar liabilities with respect thereto (collectively, together with any amounts payable pursuant to the next sentence, "Taxes"). CLC shall also reimburse the Bank, upon the written request of the Bank, for Taxes imposed on or measured by the gross or net income of the Bank pursuant to the laws of the United States of America (or any State or political subdivision thereof), or the jurisdiction (or any political subdivision or taxing authority thereof) in which the principal office or applicable lending office of the Bank is located as the Bank shall determine are payable by the Bank due to the amount of Taxes paid to or on behalf of the Bank pursuant to this or the preceding sentence. If any Taxes are so levied or imposed, CLC agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under the Note or under any other Loan Document, after


Credit Agreement, June 16, 1997        - 14 -        Chemical Leaman Corporation
withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in the Note. CLC will furnish to the Bank upon request certified copies of tax receipts evidencing such payment by CLC. CLC will indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by the Bank.

            (e) Prepayment of LIBO Rate Loans. If any principal of a LIBO Rate Loan shall be repaid (whether upon prepayment, reduction of the Loan Commitment after acceleration or for any other reason) or converted to a Base Rate Loan prior to the last day of the Interest Period applicable to such LIBO Rate Loan or if CLC fails for any reason to borrow a LIBO Rate Loan after giving irrevocable notice pursuant to ss.2.3, CLC shall pay to the Bank, in addition to the principal and interest then to be paid, such additional amounts as may be necessary to compensate the Bank for all direct and indirect costs and losses (including losses resulting from redeployment of prepaid or unborrowed funds at rates lower than the cost of such funds to the Bank, and including lost profits incurred or sustained by the Bank) as a result of such repayment or failure to borrow (the "Additional Amount"). The Additional Amount (which the Bank shall take reasonable measures to minimize) shall be specified in a written notice or certificate delivered to CLC by the Bank. Such notice or certificate shall contain a calculation in reasonable detail of the Additional Amount to be compensated and shall be conclusive as to the facts and the amounts stated therein, absent manifest error.

            (f) Demand Deposit Account. CLC shall maintain at least one demand deposit account with the Bank for purposes of this Agreement. CLC authorizes the Bank (but the Bank shall not be obligated) to deposit into said account all amounts to be advanced to CLC hereunder. Further, CLC authorizes the Bank (but the Bank shall not be obligated) to deduct from said account, or any other account maintained by CLC at the Bank, any amount payable hereunder on or after the date upon which it is due and payable. Such authorization shall include but not be limited to amounts payable with respect to principal, interest, fees and expenses.

         2.9.     Changes in Circumstances; Yield Protection.

         (a) If any Regulatory Change or compliance by the Bank with any request made after the date of this Agreement by the Board of Governors of the Federal Reserve System or by any Federal Reserve Bank or other central bank or fiscal, monetary or similar authority (in each case whether or not having the force of law) shall:

                  (i) impose, modify or make applicable any reserve, special deposit, Federal Deposit Insurance Corporation premium or similar requirement or imposition against assets held by, or deposits in or for the account of, or loans made by, or any other acquisition of funds for loans or advances by, the Bank;

                  (ii) impose on the Bank any other condition regarding the Note;

                  (iii) subject the Bank to, or cause the withdrawal or termination of any previously granted exemption with respect to, any tax (including any withholding tax but not including any income tax not currently causing the Bank to be subject to withholding) or any other levy, impost, duty, charge, fee or deduction on or from any payments due from CLC; or


Credit Agreement, June 16, 1997        - 15 -        Chemical Leaman Corporation


                  (iv) change the basis of taxation of payments from CLC to the Bank (other than by reason of a change in the method of taxation of the Bank's net income);

and the result of any of the foregoing events is to increase the cost to the Bank of making or maintaining any Loan or to reduce the amount of principal, interest or fees to be received by the Bank hereunder in respect of any Loan, the Bank will immediately so notify CLC. If the Bank determines in good faith that the effects of the change resulting in such increased cost or reduced amount cannot reasonably be avoided or the cost thereof mitigated, then upon notice by the Bank to CLC, CLC shall pay to the Bank on each interest payment date of the Loan, such additional amount as shall be necessary to compensate the Bank for such increased cost or reduced amount.

         (b) If the Bank shall determine that any Regulation regarding capital adequacy or the adoption of any Regulation regarding capital adequacy, which Regulation is applicable to banks (or their holding companies) generally and not CoreStates Bank (or its holding company) specifically, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its holding company) with any such request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, CLC shall promptly pay to the Bank, upon the demand of the Bank, such additional amount or amounts as will compensate the Bank for such reduction.

         (c) If the Bank shall determine (which determination shall be, in the absence of fraud or manifest error, conclusive and binding upon all parties hereto) that by reason of abnormal circumstances affecting the interbank eurodollar or applicable eurocurrency market, adequate and reasonable means do not exist for ascertaining the LIBO Rate to be applicable to the requested LIBO Rate Loan or that eurodollar or eurocurrency funds in amounts sufficient to fund all the LIBO Rate Loans are not obtainable on reasonable terms, the Bank shall give notice of such inability or determination by telephone and thereupon the obligations of the Bank to make, convert other Loans to, or renew such LIBO Rate Loan shall be excused, subject, however, to the right of CLC at any time thereafter to submit another request.

         (d) Determination by the Bank for purposes of this Section 2.9 of the effect of any Regulatory Change or other change or circumstance referred to above on its costs of making or maintaining Loans or on amounts receivable by it in respect of the Loans and of the additional amounts required to compensate the Bank in respect of any additional costs, shall be made in good faith and shall be evidenced by a certificate, signed by an officer of the Bank and delivered to CLC, as to the fact and amount of the increased cost incurred by or the reduced amount accruing to the Bank owing to such event or events. Such certificate shall be prepared in reasonable detail and shall be conclusive as to the facts and amounts stated therein, absent manifest error.

         (e) The Bank will notify CLC of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Said notice shall be in writing, shall specify the applicable Section or Sections of this Agreement to which it relates and shall set forth the amount


Credit Agreement, June 16, 1997        - 16 -        Chemical Leaman Corporation
or amounts then payable pursuant to this Section. CLC shall pay the Bank the amount shown as due on such notice within 30 days after its receipt of the same.

         2.10. Illegality. Notwithstanding any other provision in this Agreement, if the adoption of any applicable Regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to (1) maintain its Loan Commitment, then upon notice to CLC by the Bank, the Loan Commitment shall terminate; or (2) maintain or fund its LIBO Rate Loans, then upon notice to CLC of such event, CLC's outstanding LIBO Rate Loans shall be converted into Base Rate Loans.

         2.11. Repayment of Notes under Indenture. To the extent that the holders of Senior Notes exercise their rights under the Indenture to cause CLC to redeem any Senior Notes held by them pursuant to a "Change of Control" as defined in the Indenture, CLC shall prepay to the Bank, on the date of such redemption, and the amount of the Loan Commitment shall be reduced by, that amount which is equal to the lesser of (a) the Loan Commitment or (b) the actual amount of the Senior Notes redeemed.


                        3. Representations and Warranties

         CLC represents and warrants to the Bank that:

         3.1. Organization, Standing. It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder and under each Loan Document, and (iii) is qualified to do business and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.


         3.2. Corporate Authority, Validity, Etc. The making and performance of the Loan Documents to which it is a party are within its power and authority and have been duly authorized by all necessary corporate action. The making and performance of the Loan Documents do not and under present law will not require any consent or approval of any of CLC's shareholders or any other person, do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of its charter or by-laws, do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject, and do not and will not give rise to any Lien upon any of its assets. The number of shares and classes of the capital stock of CLC and the ownership thereof are accurately set forth on Schedule 1 attached hereto; all such shares are validly issued, fully paid and non-assessable, and the issuance and sale thereof are in compliance with all applicable federal and state securities and other applicable laws. Further, CLC is not in default under any such agreement, lease or instrument except to the extent such default reasonably could not have a Material Adverse Effect. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by CLC of any Loan Document or for the validity or


Credit Agreement, June 16, 1997        - 17 -        Chemical Leaman Corporation
enforceability thereof. Each Loan Document, when executed and delivered, will be the legal, valid and binding obligation of CLC enforceable against it in accordance with its terms.

         3.3. Litigation. Except as disclosed on Schedule 1, there are no actions, suits or proceedings pending or, to CLC's knowledge, threatened against or affecting CLC or any of its assets before any court, government agency, or other tribunal which if adversely determined reasonably could have a Material Adverse Effect upon the ability of CLC to perform under the Loan Documents. If there is any disclosure on Schedule 1, the status (including the tribunal, the nature of the claim and the amount in controversy) of each such litigation matter as of the date of this Agreement is set forth in Schedule 1.

         3.4. ERISA. (a) CLC and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and, except as disclosed on Schedule 1, since April 29, 1980, none of CLC or any ERISA Affiliate has withdrawn from participation in any "multiemployer plan" (as defined in section 4001 of ERISA) to which it makes contributions such that any withdrawal liability has been or may be assessed and remains unpaid, and none of CLC or any ERISA Affiliate has received any notice and is not aware that any multiemployer plan to which it contributes is insolvent or in reorganization status within the meaning of ERISA. With respect to multiemployer plans to which CLC or any ERISA Affiliate makes contributions but does not participate in the administration of such plans, none of CLC or any ERISA Affiliate has received any information from any such multiemployer plan which would indicate that any of the foregoing representation would be incorrect as applied to such multiemployer plan; (b) neither CLC nor any ERISA Affiliate sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of ss.412 of the Code, whether or not waived; (c) the aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by CLC or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan; (d) the aggregate liability of CLC and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect; (e) there does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of CLC or any ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits; and (f) none of the Plans which are "employee pension benefit plans" (as defined by ERISA) or the trusts created thereunder have been terminated since September 2, 1974; nor has any such Plan incurred any material liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, other than for required insurance premiums which have been paid when due, or incurred any material "accumulated funding deficiency," (as defined by ERISA) whether or not waived; nor has there been any "reportable event" (as defined by ERISA), or other event or condition, which represents a material risk of termination of any such Plan by the Pension Benefit Guaranty Corporation.

         3.5. Financial Statements. The consolidated financial statements of CLC as of and for the Fiscal Years ending December 31, 1994, December 31, 1995 and December 31, 1996 and for the interim three-month period ending March 31, 1997, consisting in each case of a balance sheet, a statement of operations, a statement of shareholders' equity, a statement of cash flows and accompanying footnotes, furnished to the Bank in connection herewith, present fairly, in all material respects, the financial position, results of operations and operating statistics of CLC as of the dates and for the periods referred to, in conformity with Generally Accepted Accounting Principles. Except as set forth on Schedule 1 hereto, there are no material liabilities, fixed or contingent, which are not reflected in such financial statements, other than


Credit Agreement, June 16, 1997        - 18 -        Chemical Leaman Corporation
liabilities which are not required to be reflected in such balance sheets. There has been no Material Adverse Change since March 31, 1997.

         3.6. Not in Default, Judgments, Etc. No Event of Default or Potential Default under any Loan Document has occurred and is continuing. CLC has satisfied all judgments and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign which could have a Material Adverse Effect.

         3.7. Taxes. CLC has filed all federal, state, local and foreign tax returns and reports which it is required by law to file and as to which its failure to file would have a Material Adverse Effect, and has paid all taxes, including wage taxes, assessments, withholdings and other governmental charges which are presently due and payable, other than those being contested in good faith by appropriate proceedings, if any, and disclosed on Schedule 1. The tax charges, accruals and reserves on the books of CLC are adequate to pay all such taxes that have accrued but are not presently due and payable.

         3.8. Permits, Licenses, Etc. CLC possesses all permits, licenses, franchises, trademarks, trade names, copyrights and patents necessary to the conduct of its business as presently conducted or as presently proposed to be conducted, except where the failure to possess the same would not have a Material Adverse Effect.

         3.9. No Materially Adverse Contracts, Etc. CLC is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of its directors or officers has or is expected in the future to have a Material Adverse Effect upon CLC or any Subsidiary. Neither CLC nor any Subsidiary is a party to any contract or agreement which in the judgment of the directors or officers of CLC has or is expected to have any Material Adverse Effect except as otherwise reflected in adequate reserves.

         3.10.    Compliance with Laws, Etc.

         (a) Compliance Generally. CLC is in compliance in all material respects with all Regulations applicable to its business (including obtaining all authorizations, consents, approvals, orders, licenses, exemptions from, and making all filings or registrations or qualifications with, any court or governmental department, public body or authority, commission, board, bureau, agency, or instrumentality), the noncompliance with which reasonably could have a Material Adverse Effect.

         (b) Hazardous Wastes, Substances and Petroleum Products. Except as disclosed on Schedule 1, (i) CLC has received all permits and filed all notifications necessary to carry on its business; and is in compliance in all respects with all Environmental Control Statutes; (ii) CLC has not given any written or oral notice, nor has it failed to give required notice, to the Environmental Protection Agency ("EPA") or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by it or used in connection with the conduct of its business and operations; (iii) CLC has not received notice that it is potentially responsible for costs of clean-up or remediation of any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute; (iv) to the best of CLC's knowledge and belief, no real property owned or leased by it is in violation of any Environmental Laws and no Hazardous Substances are present on said real property in violation of applicable law; and (v) CLC has not been identified in any litigation, administrative


Credit Agreement, June 16, 1997        - 19 -        Chemical Leaman Corporation
proceedings or investigation as a potentially responsible party for any liability under any Environmental Laws, where such liability could have a Material Adverse Effect.

         3.11. Solvency. CLC is, and after giving effect to the transactions contemplated hereby, will be, Solvent.

         3.12. Subsidiaries, Etc. CLC has no Subsidiaries, except as set forth in Schedule 1 hereto. Set forth in Schedule 1 hereto is a complete and correct list, as of the date of this Agreement, of all Investments held by CLC in any joint venture or other Person.

         3.13. Title to Properties, Leases. CLC has good and marketable title to all assets and properties reflected as being owned by it in its financial statements as well as to all assets and properties acquired since said date (except property disposed of since said date in the ordinary course of business). Except for the Liens set forth in Schedule 1 hereto and any other Permitted Liens and except for Liens to be discharged with proceeds of the Senior Notes on or about June 16, 1997, there are no Liens on any of such assets or properties. It has the right to, and does, enjoy peaceful and undisturbed possession under all material leases under which it is leasing property as a lessee. All such leases are valid, subsisting and in full force and effect, and none of such leases is in default, except where such default, either individually or in the aggregate, could not have a Material Adverse Effect.

         3.14. Public Utility Holding Company; Investment Company. CLC is not a "public utility company" or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; or a "public utility" within the meaning of the Federal Power Act, as amended. Further, CLC is not an "investment company" or an "affiliated person" of an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

         3.15. Margin Stock. CLC is not and will not be engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as amended from time to time). CLC will not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stocks or margin securities.

         3.16. Use of Proceeds. CLC will use the proceeds of any Loan only for general corporate purposes, including, but not limited to working capital, letters of credit and the purchase of revenue producing equipment.

         3.17. Disclosure Generally. The representations and statements made by CLC or on its behalf in connection with this credit facility and the Loans, including representations and statements in each of the Loan Documents, do not and will not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the representations made not materially misleading. No written information, exhibit, report, brochure or financial statement furnished by CLC to the Bank in connection with this credit facility, the Loans, or any Loan Document contains or will contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.


Credit Agreement, June 16, 1997        - 20 -        Chemical Leaman Corporation

                             4. Conditions Precedent

         4.1. All Loans. After this Agreement has become effective, the obligation of the Bank to make any Loan (including but not limited to the first Loan hereunder) is conditioned upon the following:

         (a) Documents. CLC shall have delivered and the Bank shall have received a request for a Loan in such form as the Bank may request from time to time.

         (b) Compliance Certificate. CoreStates shall have received a certificate in the form and substance requested by the Bank, as such may be modified from time to time ("Compliance Certificate").

         (c) Borrowing Base Certificate. CLC shall have delivered and the Bank shall have received a Borrowing Base Certificate dated the date of the Loan requested under this Agreement.

         (d) Covenants; Representations. CLC shall be in compliance with all covenants, agreements and conditions in each Loan Document and each representation and warranty contained in each Loan Document shall be true with the same effect as if such representation or warranty had been made on the date such Loan is made or issued.

         (e) Defaults. Immediately prior to and after giving effect to such transaction, no Event of Default or Potential Default shall exist.

         (f) Material Adverse Change. Since March 31, 1997, there shall not have been any Material Adverse Change with respect to CLC or any Subsidiary.

         (g) Administrative Fee. CLC shall have paid the Administrative Fee to the Bank as set forth in ss.2.5.

         4.2. Conditions to First Loan. In addition to the conditions to all Loans as provided in ss.4.1, the obligation of the Bank to make the first Loan hereunder is conditioned upon the following:

         (a) Articles, Bylaws. The Bank shall have received copies of the Articles of Incorporation and Bylaws of CLC certified by its Secretary or Assistant Secretary; together with a Certificate of Good Standing from any jurisdiction where the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) Evidence of Authorization. The Bank shall have received copies certified by the Secretary or Assistant Secretary of CLC of all corporate or other action taken by CLC to authorize its execution and delivery and performance of the Loan Documents and to authorize the Loans, together with such other related papers as the Bank shall reasonably require.

         (c) Legal Opinions. The Bank shall have received a favorable written opinion in form and substance satisfactory to the Bank from Pepper, Hamilton & Sheetz LLP, as counsel for CLC, which shall be addressed to the Bank and be dated the date of the first Loan.


Credit Agreement, June 16, 1997        - 21 -        Chemical Leaman Corporation

         (d) Incumbency. The Bank shall have received a certificate signed by the secretary or assistant secretary of CLC, together with the true signature of the officer or officers authorized to execute and deliver the Loan Documents and certificates thereunder, upon which the Bank shall be entitled to rely conclusively until it shall have received a further certificate of the secretary or assistant secretary of CLC amending the prior certificate and submitting the signature of the officer or officers named in the new certificate as being authorized to execute and deliver Loan Documents and certificates thereunder.

         (e) Note. The Bank shall have received the Note duly executed, completed and issued in accordance herewith.

         (f) Security Agreement. The Bank shall have received the Security Agreement duly executed, completed and issued in accordance herewith.

         (g) Documents. The Bank shall have received all certificates, instruments and other documents then required to be delivered pursuant to any Loan Documents, in each instance in form and substance reasonably satisfactory to it.

         (h) Consents. CLC shall have provided to the Bank evidence satisfactory to it that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby have been obtained and remain in effect.

         (i) Other Agreements. CLC shall have executed and delivered each other Loan Document required hereunder.

         (j) Repayment of Loans under CLTL Credit Agreement. CLC shall have paid in full all outstanding indebtedness and satisfied all of its obligations under the CLTL Credit Agreement other than with respect to the CLTL Letters of Credit.

         (k) Repayment of all other Debt. CLC shall have provided to the Bank evidence satisfactory to it that all outstanding indebtedness of CLC and its subsidiaries and affiliates, including, without limitation, that indebtedness to Associates Commercial Corporation, has been paid in full, except as otherwise provided in Schedule 4.2(k) attached hereto.

         (l) Collateralization of Letters of Credit. CLC shall have fully collateralized the $3,900,000 letters of credit outstanding under the CLTL Credit Agreement.

         (m) Sale of Senior Notes. CLC shall have consummated the sale of the Senior Notes pursuant to the Indenture.

         (n) Fees, Expenses. CLC shall simultaneously pay or shall have paid all fees and expenses due hereunder or any other Loan Document.


Credit Agreement, June 16, 1997        - 22 -        Chemical Leaman Corporation


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                            5. Affirmative Covenants

         CLC covenants and agrees that from and after the date hereof and so long as the Loan Commitment is in effect or any Obligation remains unpaid or outstanding, it will:

         5.1. Financial Statements and Reports. Furnish to the Bank the following financial information:

         (a) Annual Statements. No later than ninety (90) days after the end of each Fiscal Year, the consolidated and consolidating balance sheet (which consolidating balance sheets may be unaudited and prepared by management of CLC) of CLC as of the end of such year and the prior year in comparative form, and related statements of operations, shareholders' equity, and cash flows for the Fiscal Year and the prior Fiscal Year in comparative form. The financial statements shall be in reasonable detail with appropriate notes and be prepared in accordance with Generally Accepted Accounting Principles. The consolidated annual financial statements shall be certified (without any qualification or exception) by Arthur Anderson & Co. or such other independent certified public accountants of nationally recognized standing reasonably acceptable to the Bank. Such financial statements shall be accompanied by a report of such independent certified public accountants stating that, in the opinion of such accountants, such financial statements present fairly, in all material respects, the financial position, and the results of operations and the cash flows of CLC for the period then ended in conformity with Generally Accepted Accounting Principles, except for inconsistencies resulting from changes in accounting principles and methods agreed to by such accountants and specified in such report, and that, in the case of such financial statements, the examination by such accountants of such financial statements has been made in accordance with generally accepted auditing standards and accordingly included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made, as well as evaluating the overall financial statement presentation. Each financial statement provided under this subsection (a) shall be accompanied by a certificate signed by such accountants either stating that during the course of their examination nothing came to their attention which would cause them to believe that any event has occurred and is continuing which constitutes an Event of Default or Potential Default, or describing each such event. In addition to the annual financial statements, CLC shall, promptly upon receipt thereof, furnish to the Bank a copy of each other report submitted to its board of directors by its independent accountants in connection with any annual, interim or special audit made by them of the financial records of CLC.

         (b) Quarterly Statements. No later than forty-five (45) calendar days after the end of each Fiscal Quarter of each Fiscal Year, the consolidated and consolidating balance sheet (which consolidating balance sheets may be unaudited and prepared by management of CLC) and related statements of operations, shareholders' equity and cash flows of CLC for such quarterly period and for the period from the beginning of such fiscal year to the end of such Fiscal Quarter and a corresponding financial statement for the same periods in the preceding Fiscal Year certified by the chief financial officer of CLC as having been prepared in accordance with Generally Accepted Accounting Principles (subject to changes resulting from audits and year-end adjustments); provided, however, that if the independent certified public accountants issue a review report on the quarterly financial statements of CLC, the financial statements required by this subsection (b) shall be accompanied by a certificate signed by such accountants either stating that during the course of their examination nothing came to their attention which would cause them to believe that any event has occurred and is continuing which constitutes an Event of Default or Potential Default, or describing each such event and the remedial steps being taken by CLC.


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


         (c) Compliance Certificate. Within forty-five (45) calendar days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within ninety (90) calendar days after the end of each Fiscal Year, a Compliance Certificate signed by the chief financial officer of CLC.

         (d) ERISA. All reports and forms filed with respect to all Plans, except as filed in the normal course of business and that would not result in an adverse action to be taken under ERISA, and details of related information of a Reportable Event, promptly following each filing.

         (e) Material Changes. Notification to the Bank of any litigation, administrative proceeding, investigation, business development, or change in financial condition which could reasonably have a Material Adverse Effect, promptly following its discovery.

         (f) Other Information. Promptly, upon request by the Bank from time to time (which may be on a monthly or other basis), CLC shall provide such other information and reports regarding its operations, business affairs, prospects and financial condition as the Bank may reasonably request.

         (g) Borrowing Base Certificate. In the event CLC shall not have delivered a Borrowing Base Certificate to the Bank during a calendar month, it will deliver to the Bank, no later than thirty (30) days after the end of such calendar month as of the last day of the preceding calendar month, a Borrowing Base Certifi cate signed by the chief executive or chief financial officer, treasurer or controller of CLC, together with appropriate schedules reflecting the Revenue Equipment included in the Borrowing Base.

         5.2. Corporate Existence. Preserve its, and cause its Subsidiaries to preserve their, corporate existence and all material franchises, licenses, patents, copyrights, trademarks and trade names consistent with good business practice; and maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the conduct of its and their business in good working order and condition, ordinary wear and tear expected.

         5.3. ERISA. Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of CLC or any ERISA Affiliate; do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); not permit any event to occur as described in ss.4042 of ERISA or which may result in the imposition of a lien on its properties or assets; notify the Bank in writing promptly after it has come to the attention of senior management of CLC of the assertion or threat of any "reportable event" or other event described in ss.4042 of ERISA (relating to the soundness of a Plan) or the PBGC's ability to assert a material liability against it or impose a lien on its, or any ERISA Affiliates' properties or assets; and refrain from engaging in any Prohibited Transactions or actions causing possible liability under ss.5.02 of ERISA.

         5.4. Compliance with Regulations. Comply, and cause its Subsidiaries to comply, in all material respects with all Regulations applicable to its and their business, the noncompliance with which reasonably could have a Material Adverse Effect.

         5.5. Conduct of Business; Permits and Approvals, Compliance with Laws. Continue to engage, and cause its Subsidiaries to continue to engage, in an efficient and economical manner in businesses substantially the same as conducted by them on the date of this Agreement; maintain, and cause its


Credit Agreement, June 16, 1997        - 24 -        Chemical Leaman Corporation

Subsidiaries to maintain, in full force and effect, its and their franchises, and all licenses, patents, trademarks, trade names, contracts, permits, approvals and other rights necessary to the profitable conduct of its business.

         5.6. Maintenance of Insurance. Keep and maintain, and cause its Subsidiaries to keep and maintain, all of its and their property and assets fully covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts as is customary in the industry and reasonably satisfactory to the Bank (including up to $2,000,000 of self-insurance), under policies requiring the insurer to furnish thirty (30) days' prior notice to the Bank and opportunity to cure any non-payment of premiums prior to termination of coverage; and furnish the Bank with certificates of such insurance and cause the Bank to be named as an additional insured and the loss payee thereof with respect to the Collateral, as its interest may appear.

         5.7. Payment of Debt; Payment of Taxes, Etc. Where the amount involved exceeds 1,000,000 or where the non-payment or non-discharge would otherwise have a Material Adverse Effect on CLC or any of its Subsidiaries, or any of their assets: promptly pay and discharge, and cause its Subsidiaries to promptly pay and discharge, (a) all of its and their Debt in accordance with the terms thereof; (b) all taxes, assessments, and governmental charges or levies imposed upon it or them or upon its or their income and profits, upon any of their property, real, personal or mixed, or upon any part thereof, before the same shall become in default; (c) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof; provided, however, that so long as CLC first notifies the Bank of its intention to do so, CLC or its Subsidiaries shall not be required to pay and discharge any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in an Event of Default or a Potential Default hereunder and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its consolidated books adequate reserves with respect thereto.

         5.8. Notice of Events. Promptly upon discovery of any of the following events, CLC shall provide telephone notice to the Bank (confirmed within three
(3) calendar days by written notice), describing the event and all action CLC proposes to take with respect thereto:

         (a) an Event of Default or Potential Default under this Agreement or any other Loan Document;

         (b) any default or event of default under a contract or contracts and the default or event of default involves payments by CLC in an aggregate amount equal to or in excess of $1,000,000;

         (c) a default or event of default under or as defined in any evidence of or agreements for Indebtedness for Borrowed Money under which the CLC's or its Subsidiaries' liability is equal to or in excess of $1,000,000, singularly or in the aggregate, whether or not an event of default thereunder has been declared by any party to such agreement or any event which, upon the lapse of time or the giving of notice or both, would become an event of default under any such agreement or instrument or would permit any party to any such instrument or agreement to terminate or suspend any commitment to lend to CLC or its Subsidiaries or to declare or to cause any such indebtedness to be accelerated or payable before it would otherwise be due;

         (d) the institution of, any material adverse determination in, or the entry of any default judgment or order or stipulated judgment or order in, any suit, action, arbitration, administrative proceeding, criminal


Credit Agreement, June 16, 1997        - 25 -        Chemical Leaman Corporation
prosecution or governmental investigation against CLC or its Subsidiaries in which the amount in controversy is in excess of $1,000,000, singularly or in the aggregate; or

         (e) any change in any Regulation, including, without limitation, changes in tax laws and regulations, which would have a Material Adverse Effect on CLC or any of its Subsidiaries.

         5.9. Inspection Rights. During regular business hours and then as often as requested of CLC by the Bank, permit the Bank, or any authorized officer, employee, agent, or representative of the Bank to examine and make abstracts from the records and books of account of CLC and its Subsidiaries, wherever located, and to visit the properties of CLC and its Subsidiaries; and to discuss the affairs, finances, and accounts of CLC and its Subsidiaries with CLC's Chairman, President, any executive vice president, it chief financial officer, treasurer, controller or independent accountants. If no Event of Default or Potential Default shall be in existence, the Bank shall limit such examination to four times each calendar year and CLC shall reimburse the Bank its expenses in connection with each such examination promptly following the completion of each such examination. If the inspection shall be made during the continuance of a Potential Default or an Event of Default, CLC shall reimburse the Bank for the Bank's expense of such inspection. At all times, it is understood and agreed by CLC that all expenses in connection with any such inspection which may be incurred by CLC, any officers and employees thereof and the attorneys and independent certified public accountants therefor shall be expenses payable by CLC and shall not be expenses of the Bank.

         5.10. Generally Accepted Accounting Principles. Maintain books and records at all times in accordance with Generally Accepted Accounting Principles.

         5.11. Compliance with Material Contracts. CLC and its Subsidiaries will comply in all material respects with all obligations, terms, conditions and covenants, as applicable, in all Debt of CLC or its Subsidiaries and all instruments and agreements related thereto, and all other instruments and agreements to which it is a party or by which it is bound or any of its properties is affected and in respect of which the failure to comply reasonably could have a Material Adverse Effect.

         5.12. Use of Proceeds. CLC will use the proceeds of any Loan made pursuant hereto only for general corporate purposes, including, but not limited to working capital, letters of credit and the purchase of revenue producing equipment.

         5.13. Further Assurances. Do such further acts and things and execute and deliver to the Bank such additional assignments, agreements, powers and instruments, as the Bank may reasonably require or reasonably deem advisable to carry into affect the purposes of this Agreement or to better assure and confirm unto the Bank its rights, powers and remedies hereunder.

         5.14. Restrictive Covenants in Other Agreements. In the event that CLC shall enter into or otherwise become subject to or suffer to exist any agreement pertaining to Debt which contains covenants or restrictions that are more restrictive on it than the covenants and restrictions contained in this Agreement, each and every such covenant and restriction shall be deemed incorporated herein by reference as fully as if set forth herein. If and to the extent that any such covenant or restriction shall be inconsistent with or otherwise be in conflict with any covenant or restriction set forth herein (other than by reason of its being more restrictive), this Agreement shall govern.


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


         5.15. Equipment. CLC will grant to the Bank and the Bank shall continue to have a valid, perfected first lien on and security interest in all equipment set forth in Schedule A to the Security Agreement, as provided in such agreement and as amended from time to time.


                              6. Negative Covenants

         CLC covenants and agrees that, without the prior written consent of the Bank, from and after the date hereof and so long as the Loan Commitment is in effect or any Obligation remains unpaid or outstanding, it will not and it will not permit its Subsidiaries to:

         6.1. Consolidation and Merger. (a) dissolve, (b) adopt or enter into any plan or agreement of liquidation, or (c) merge or consolidate with or into any corporation or acquire all or substantially all of the assets of any Person, unless the surviving entity is CLC.

         6.2. Liens. Create, assume or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, except Permitted Liens.

         6.3. Guarantees. Guarantee or otherwise in any way become or be responsible for indebtedness or obligations (including working capital maintenance, take-or-pay contracts) of any other Person, contingently or otherwise, in any amounts that would exceed $1,000,000 in the aggregate.

         6.4. Margin Stock. Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended from time to time.

         6.5. Acquisitions and Investments. Except as provided in ss.6.1, purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock or assets of, or make any Investments in any other Person; or enter into any new business activities or ventures not directly related to its present business; or create any Subsidiary, except (a) it may acquire and hold stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to it, and (b) it may make and own (i) Investments in certificates of deposit or time deposits having maturities in each case not exceeding one year from the date of issuance thereof and issued by a Bank, or any FDIC-insured commercial bank incorporated in the United States or any state thereof having a combined capital and surplus of not less than $150,000,000, (ii) Investments in marketable direct obligations issued or unconditionally guaranteed by the United States of America, any agency thereof, or backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of issuance or acquisition thereof, (iii) Investments in commercial paper issued by a corporation incorporated in the United States or any State thereof maturing no more than one year from the date of issuance thereof and, at the time of acquisition, having a rating of A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc., and (iv) Investments in money market mutual funds all of the assets of which are invested in cash or investments described in the immediately preceding clauses (i), (ii) and (iii).

         6.6. Transfer of Assets; Nature of Business. Sell, transfer, pledge, assign or otherwise dispose of any of its assets unless such sale or disposition shall be in the ordinary course of its business for value received; or discontinue or liquidate in any material respect any substantial part of its operations or business.


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


         6.7. Restricted Payments.

         (a) Make or pay any redemptions, repurchases, dividends or distributions of any kind with respect to its capital stock, except that as long as no Event of Default or Potential Default shall be in existence (i) dividends required pursuant to the terms of preferred stock of CLC as such shall exist on the date hereof, (ii) loans to shareholders of CLC which are outstanding as of the date hereof, (iii) loans to David Hamilton made after the date hereof provided the aggregate outstanding balance of such loans do not exceed $350,000 at any time, and (iv) purchases, redemptions or other acquisitions, cancellation or retirement for value of capital stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire capital stock of CLC or any Subsidiary, or similar securities held by officers or employees or former officers or employees of the CLC or any Subsidiary (or their estates), upon death, disability, retirement, or terminating of employment, not to exceed $1,000,000 in any consecutive 12-month period.

         (b) Make any repayment or advance any monies to any Subsidiary or Affiliate in respect of intercompany obligations, except that as long as no Event of Default or Potential Default shall be in existence repayments or advances may be made to any Subsidiary or Affiliate in the ordinary course of the business of CLC.

         (c) Make any prepayments or redemptions with respect to (i) any subordinated indebtedness of CLC or any Subsidiary, or (ii) the Senior Notes. Notwithstanding the foregoing, prepayments or redemptions may be made with respect to the Senior Notes as permitted by the terms and conditions of the Indenture as in effect on the date hereof, provided, that no Event of Default or Potential Default shall be in existence or shall be the result of such prepayment or redemption.

         6.8. Accounting Change. Make or permit any change in financial accounting policies or financial reporting practices, except as required by Generally Accepted Accounting Principles or regulations of the Securities and Exchange Commission, if applicable.

         6.9. Transactions with Affiliates. Enter into any transaction (including, without limitation, the purchase, sale or exchange of property, the rendering of any services or the payment of management fees) with any Affiliate, except transactions in the ordinary course of, and pursuant to the reasonable requirements of, its business, and in good faith and upon commercially reasonable terms.

         6.10. Restriction on Amendment of This Agreement. Enter into or otherwise become subject to or suffer to exist any agreement which would require it to obtain the consent of any other person as a condition to the ability of CoreStates and CLC to amend or otherwise modify this Agreement.

         6.11. Indebtedness. Create, enter into or allow to exist any indebtedness of CLC or any of its Subsidiaries except (i) the Loans hereunder and the Letters of Credit issued pursuant hereto, (ii) the Senior Notes, (iii) capital lease obligations and/or purchase money security interests limited to assets purchased, the aggregate unpaid balance of which shall not exceed $10,000,000 at any time, and (iv) performance bonds which shall not exceed $10,000,000 in the aggregate outstanding at any time.


Credit Agreement, June 16, 1997        - 28 -        Chemical Leaman Corporation

                             7. Financial Covenants

         CLC covenants and agrees that, without the prior written consent of the Bank, from and after the date hereof and so long as the Loan Commitment is in effect or any Obligation remains unpaid or outstanding:

         7.1. Minimum Tangible Net Worth. Tangible Net Worth of CLC, on a consolidated basis, will not at any time be less than the sum of (i) $15,000,000, (ii) fifty percent (50%) of net income for each Fiscal Quarter ending after March 31, 1997 without deduction for any net losses and (iii) 100% of the amount of subordinated debt and equity issued after March 31, 1997, provided however any additions to equity after March 31, 1997 which are made for the sole purpose of enabling CLC to be in compliance with the terms and conditions of this Agreement or any other Loan Document shall not increase the minimum Tangible Net Worth requirement if at the time of such addition CLC shall provide written notice of such purpose to the Bank specifying the amount required therefor.

         7.2. Fixed Charge Coverage. The ratio of Cash Flow Available for Fixed Charges to Fixed Charges of CLC for the four (4) most recently ended consecutive Fiscal Quarters shall not be less than 1.10:1.

         7.3. Borrowing Base. The aggregate principal amount of Loans outstanding shall not at any time exceed the Borrowing Base or the Loan Commitment, whichever is less; provided, however, that this covenant shall not be deemed breached if, at the time such aggregate amount exceeds said level, within five Business Days after the earlier of the date CLC first has knowledge of such excess or the date of the next Borrowing Base Certificate disclosing the existence of such excess, a prepayment of Loans shall be made in an amount sufficient to assure continued compliance with this covenant in the future.


                                   8. Default

         8.1. Events of Default. CLC shall be in default if any one or more of the following events (each an "Event of Default") occurs:

         (a) Payments. CLC fails to pay any principal of or interest on the Note when due and payable (whether at maturity, by notice of intention to prepay, or otherwise) or fails to pay when it is due and payable any other amount payable under any Loan Document, and such failure shall continue for a period of five days or more.

         (b) Covenants. CLC fails to observe or perform (1) any term, condition or covenant set forth in ss.5.2, ss.5.4, ss.5.6, ss.5.9, ss.5.10, ss.5.15, ss.ss.6.1 through 6.11 or ss.ss.7.1 through 7.3 of this Agreement, as and when required, or (2) any term, condition or covenant contained in this Agreement or any other Loan Document other than as set forth in (1) above, as and when required and such failure shall continue for a period of 10 days or more.

         (c) Representations, Warranties. Any representation or warranty made or deemed to be made by CLC herein or in any Loan Document or in any exhibit, schedule, report or certificate delivered pursuant hereto or thereto shall prove to have been false, misleading or incorrect in any material respect when made or deemed to have been made.


Credit Agreement, June 16, 1997        - 29 -        Chemical Leaman Corporation

         (d) Bankruptcy. CLC or any Subsidiary is dissolved or liquidated, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, has commenced against it any such proceeding which remains undismissed for a period of thirty (30) days, or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for CLC or any Subsidiary or any substantial part of the property of CLC or any Subsidiary is appointed, or if any such receivership or trusteeship to continues undischarged for a period of thirty (30) days.

         (e) Senior Notes. CLC shall fail to pay any amounts due in respect of the Senior Notes and such failure shall continue beyond any applicable cure period, or CLC shall suffer to exist any default or event of default in the performance or observance, subject to any applicable grace period, of any agreement, term, condition or covenant with respect to any agreement or document relating to the Senior Notes if the effect of such default is to permit, with the giving of notice or passage of time or both, the holders thereof to cause or declare any portion of any borrowings thereunder to become due and payable prior to the date on which it would otherwise be due and payable or require repurchase or redemption of all or any portion of the Senior Notes, provided that during any applicable cure period the Bank's obligations hereunder to make further Loans shall be suspended.

         (f) Certain Other Defaults. CLC or any Subsidiary shall fail to pay when due any Indebtedness for Borrowed Money other than the Senior Notes, which singularly or in the aggregate exceeds $1,000,000, and such failure shall continue beyond any applicable cure period, or CLC or any Subsidiary shall suffer to exist any default or event of default in the performance or observance, subject to any applicable grace period, of any agreement, term, condition or covenant with respect to any agreement or document relating to Indebtedness for Borrowed Money if the effect of such default is to permit, with the giving of notice or passage of time or both, the holders thereof, or any trustee or agent for said holders, to terminate or suspend any commitment (which is equal to or in excess of $1,000,000) to lend money or to cause or declare any portion of any borrowings thereunder to become due and payable prior to the date on which it would otherwise be due and payable, provided that during any applicable cure period the Bank's obligations hereunder to make further Loans shall be suspended.

         (g) Judgments. Any judgments against CLC or any Subsidiary or against their assets or property for amounts in excess of $1,000,000 in the aggregate remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of sixty (60) days.

         (h) Attachments. Any assets of CLC or any Subsidiary shall be subject to attachments, levies, or garnishments for amounts in excess of $1,000,000 in the aggregate which have not been dissolved or satisfied within twenty (20) days after service of notice thereof to CLC or any Subsidiary.

         (i) ERISA. Any Reportable Event or any other fact or circumstance which the Bank in good faith determines constitutes ground for the termination of any employee benefit plan maintained for employees of CLC or any ERISA Affiliate and covered by Title IV of ERISA or grounds for the appointment by an appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing for five days, or any such plan shall be terminated within the meaning of such Title IV, or a trustee shall be appointed by the appropriate United States District



Credit Agreement, June 16, 1997        - 30 -        Chemical Leaman Corporation

         Court to administer such plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such plan or to appoint a trustee to administer such plan, if upon the termination of the plan or plans with respect to which any of the foregoing events shall have occurred there is or would be, in the reasonable judgment of the Bank, a material resultant liability of CLC or any ERISA Affiliate.

         (j) Change in Control. Mr. David R. Hamilton, Mr. George McFadden, Mr. John McFadden and the Estate of Joseph C. Szabo, the members of their immediate families, and trusts they control for the benefit of the members of their immediate families, shall own, in the aggregate, beneficially and of record, less than thirty percent (30%) of the outstanding common stock of CLC.

         (k) Security Interests. Any security interest created pursuant to any Loan Document shall cease to be in full force and effect, or shall cease in any material respect to give the Bank, the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), superior to and prior to the rights of all third Persons, and subject to no other Liens (except as permitted by ss.6.2).

         (l) Material Adverse Change. There occurs any Material Adverse Change with respect to CLC, or CLC and its Subsidiaries taken as a whole.

THEN and in every such event other than those specified in clause (d) above, the Bank may, in its sole discretion, terminate the Loan Commitment (the date of such termination being a Credit Termination Date) and declare the Notes together with accrued interest thereon and all other amounts payable under any Loan Document to be, and the same shall thereupon become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by CLC. Upon the occurrence of any event specified in clause (d) above, the Loan Commitment shall automatically terminate and the Notes together with accrued interest thereon and all other amounts payable under any Loan Document shall immediately be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by CLC. From and after the date an Event of Default shall have occurred and for so long as any Event of Default shall be continuing, the Loan shall bear interest at the Default Rate. Upon the occurrence of an Event of Default, in addition to the rights set forth above, the Bank shall have the immediate right to enforce or realize on any collateral security granted to it in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to any rights granted hereunder or in any of the other Loan Documents, the Bank shall have all the rights and remedies granted by applicable law, all of which shall be cumulative in nature.


                                  9. Collateral

         9.1. Collateral. Except as otherwise specifically set forth herein or in any other Loan Document, any Loans made and outstanding and their repayment at all times shall be secured by a first priority, perfected, security interest in the Collateral (which shall mean Revenue Equipment and is sometimes referred to herein as the "Collateral").


Credit Agreement, June 16, 1997        - 31 -        Chemical Leaman Corporation

                                10. Miscellaneous

         10.1. Waiver. No failure or delay on the part of the Bank or any holder of the Note in exercising any right, power or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under any Loan Document. The remedies provided under the Loan Documents are cumulative and not exclusive of any remedies provided by law.

         10.2. Amendments. No amendment, modification, termination or waiver of any Loan Document or any provision thereof nor any consent to any departure by CLC therefrom shall be effective unless the same shall have been approved in writing by the Bank, be in writing and be signed by the Bank and CLC and then any such waiver or consent shall be effective only in the instance and for the specific purpose for which given. No notice to or demand on the CLC shall entitle CLC to any other or further notice or demand in similar or other circumstances.

         10.3. Governing Law. The Loan Documents and all rights and obligations of the parties thereunder shall be governed by and be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to Pennsylvania or federal principles of conflict of laws.

         10.4. Participations and Assignments. CLC hereby acknowledges and agrees that CoreStates may at any time: (a) grant participations in all or any portion of the Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office of CoreStates or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that: (i) all amounts payable by CLC hereunder shall be determined as if CoreStates had not granted such Participation; and (ii) any agreement pursuant to which CoreStates may grant a Participation: (x) shall provide that CoreStates shall retain the sole right and responsibility to enforce the obligations of CLC hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; and (y) such participation agreement may provide that CoreStates will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on any Loan or postpone the date fixed for any payment of principal of or interest on any Loan; and (b) CoreStates may assign any of its obligations under this Agreement and the Loan Documents, provided it shall retain at least $10,000,000 of the Loan Commitment and shall serve as agent for all assignees.

         10.5. Captions. Captions in the Loan Documents are included for convenience of reference only and shall not constitute a part of any Loan Document for any other purpose.

         10.6. Notices. All notices, requests, demands, directions, declarations and other communications between the Bank and the CLC provided for in any Loan Document shall, except as otherwise expressly provided, be mailed by registered or certified mail, return receipt requested, or telegraphed, or faxed, or delivered in hand to the applicable party at its address indicated opposite its name on the signature pages hereto. The foregoing shall be effective and deemed received three days after being deposited in the mails, postage prepaid, addressed as aforesaid and shall whenever sent by telegram, telegraph or fax or delivered in hand be effective when received. Any party may change its address by a communication in accordance herewith.


Credit Agreement, June 16, 1997        - 32 -        Chemical Leaman Corporation


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         10.7. Expenses; Indemnification. CLC will from time to time reimburse the Bank promptly following demand for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) in connection with
(i) the preparation of the Loan Documents, (ii) the making of any Loans, (iii) the administration of the Loan Documents, and (iv) the enforcement of the Loan Documents. In addition to the payment of the foregoing expenses, CLC hereby agrees to indemnify, protect and hold the Bank and any holder of the Note and the officers, directors, employees, agents, affiliates and attorneys of the Bank and such holder (collectively, the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature, including reasonable fees and expenses of legal counsel, which may be imposed on, incurred by, or asserted against such Indemnitee by CLC or other third parties and arise out of or relate to this Agreement or the other Loan Documents or any other matter whatsoever related to the transactions contemplated by or referred to in this Agreement or the other Loan Documents; provided, however, that CLC shall have no obligation to an Indemnitee hereunder to the extent that the liability incurred by such Indemnitee has been determined by a court of competent jurisdiction to be the result of gross negligence or willful misconduct of such Indemnitee.

         10.8. Survival of Warranties and Certain Agreements. All agreements, representations and warranties made or deemed made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Note. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of CLC set forth in ss.ss.2.8, 2.9, and 10.7 shall survive the payment of the Loans and the termination of this Agreement. This Agreement shall remain in full force and effect until the repayment in full of all amounts owed by CLC under the Note or any other Loan Document.

         10.9. Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction.

         10.10. No Fiduciary Relationship. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Bank to CLC.

         10.11. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. CLC AND CORESTATES EACH HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE EASTERN DISTRICT OF PENNSYLVANIA AND IRREVOCABLY AGREES THAT, ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTE, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE LITIGATED IN SUCH COURTS. EACH PARTY TO THIS AGREEMENT ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, ANY NOTE, OR SUCH OTHER LOAN DOCUMENT.

         10.12. WAIVER OF JURY TRIAL. CLC AND CORESTATES EACH HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON


Credit Agreement, June 16, 1997        - 33 -        Chemical Leaman Corporation

OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP ESTABLISHED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. CLC AND CORESTATES EACH ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE TRANSACTION, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. CLC AND CORESTATES EACH FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, MODIFICATIONS, REPLACEMENTS OR RESTATEMENTS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         10.13. Counterparts; Effectiveness. This Agreement and any amendment hereto or waiver hereof may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and any amendments hereto or waivers hereof shall become effective when the Bank shall have received signed counterparts or notice by fax of the signature page that the counterpart has been signed and is being delivered to it or facsimile that such counterparts have been signed by all the parties hereto or thereto.

         10.14. Use of Defined Terms. All words used herein in the singular or plural shall be deemed to have been used in the plural or singular where the context or construction so requires. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         10.15. Offsets. Nothing in this Agreement shall be deemed a waiver or prohibition of the Bank's right of banker's lien or offset.

         10.16. Entire Agreement. This Agreement, the Note issued hereunder and the other Loan Documents constitute the entire understanding of the parties hereto as of the date hereof with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto.

         10.17. CLTL Agreement. Simultaneously with the execution and delivery of this Agreement, the commitment of CoreStates Bank to make loans or issue letters of credit under the CLTL Credit Agreement are hereby terminated.

         10.18. Consolidated Basis. Unless the context otherwise requires, references to CLC in this Agreement shall mean CLC and its Subsidiaries and financial information shall be provided on a consolidated basis.


Credit Agreement, June 16, 1997        - 34 -        Chemical Leaman Corporation

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

                                               CHEMICAL LEAMAN CORPORATION


                                               By: /s/ David M. Boucher
                                                   -----------------------------
                                               Name: David M. Boucher
                                               Title: Senior Vice President

Notices To:

Mr. David M. Boucher
Senior Vice President and Chief Financial Officer
Chemical Leaman Corporation
102 Pickering Way
Lionville, PA 19341-0200
FAX No. 610-363-4233


                                               CORESTATES BANK, N.A.


                                               By: /s/ David D'Antonio
                                                   -----------------------------
                                               Name: David D'Antonio
                                               Title: Vice President

Notices To:
Mr. David D'Antonio
Vice President
CoreStates Bank, N.A.
Transportation Leasing and Construction Industry Services
FC 1-8-11-24
1339 Chestnut Street
Philadelphia, PA  19107
FAX No. 215-786-7704


         Chemical Leaman Tank Lines, Inc. hereby terminates the commitment of CoreStates Bank, N.A. as permitted by Section 1.5 of the CLTL Credit Agreement and consents to Section 10.17 of the foregoing agreement.


                                               CHEMICAL LEAMAN TANK LINES, INC.


                                               By: /s/ David M. Boucher
                                                   -----------------------------
                                               Name: David M. Boucher
                                               Title: Senior Vice President


Credit Agreement, June 16, 1997        - 35 -        Chemical Leaman Corporation

                         Reference Table of Definitions


definition                                                      page defined

Additional Amount.........................................................15
Adjusted Appraised Value...................................................1
Administrative Fee........................................................13
Affiliate..................................................................2
Agreement..................................................................2
Appraised Value............................................................2
Bank.......................................................................1
Base Rate..................................................................2
Borrowing Base.............................................................2
Borrowing Base Certificate.................................................2
Business Day...............................................................2
Capitalized Lease..........................................................3
Capitalized Lease Obligations..............................................3
Code.......................................................................3
Collateral................................................................31
Commitment Fee............................................................13
Compliance Certificate....................................................21
CoreStates.................................................................1
CoreStates Bank............................................................1
Credit Termination Date...................................................11
Debt.......................................................................3
Default Rate...............................................................3
Dollars....................................................................3
Environmental Control Statutes.............................................3
ERISA......................................................................4
ERISA Affiliate............................................................4
Event of Default..........................................................29
Federal Funds Rate.........................................................4
Fiscal Quarter.............................................................4
Fiscal Year................................................................4
GAAP.......................................................................4
Generally Accepted Accounting Principles...................................4
Governmental Authority.....................................................4
Hazardous Substances.......................................................4
Indebtedness for Borrowed Money............................................4
Indemnitees...............................................................33
Interest Period............................................................5
Investment.................................................................5
Letter of Credit..........................................................10
LIBO Rate..................................................................5
LIBO Rate Loans............................................................6
LIBO Rate Reserve Percentage...............................................6

Credit Agreement, June 16, 1997        - 36 -        Chemical Leaman Corporation

Lien.......................................................................6
Loan......................................................................10
Loan Commitment...........................................................10
Loan Documents.............................................................6
Loans.....................................................................10
Material Adverse Change....................................................6
Material Adverse Effect....................................................6
MLC........................................................................1
Multiemployer Plan.........................................................6
Note......................................................................11
Obligations................................................................7
Participants..............................................................32
Participations............................................................32
PBGC.......................................................................7
Pension Plan...............................................................7
Permitted Liens............................................................7
Person.....................................................................7
Plan.......................................................................7
Potential Default..........................................................8
Prohibited Transaction.....................................................8
Regulation.................................................................8
Regulation D...............................................................8
Regulatory Change..........................................................8
Release....................................................................8
Reportable Event...........................................................8
Revenue Equipment..........................................................8
Security Agreement.........................................................8
Solvent....................................................................9
Subsidiary.................................................................9
Tangible Assets............................................................9
Tangible Net Worth.........................................................9
Taxes......................................................................9
Termination Event..........................................................9
Unfunded Pension Liabilities...............................................9
Unrecognized Retiree Welfare Liability.....................................9


Credit Agreement, June 16, 1997        - 37 -        Chemical Leaman Corporation

                                                                       EXHIBIT A
[GRAPHIC OMITTED]









                                      Note


$20,000,000                                                    Philadelphia, PA
                                                                ______ __, 1997

For Value Received, CHEMICAL LEAMAN CORPORATION, a Pennsylvania corporation ("CLC"), hereby promises to pay to the order of CORESTATES BANK, N.A. (the "Bank"), in lawful currency of the United States of America in immediately available funds at the Bank's offices located at Broad and Chestnut Streets, Philadelphia, Pennsylvania, on the earlier to occur of acceleration of the maturity date as provided in the Credit Agreement described below or the Credit Termination Date as therein defined, the principal sum of TWENTY MILLION DOLLARS ($20,000,000) or, if less, the then unpaid principal amount of all Loans made by the Bank pursuant to the Credit Agreement (defined below).

CLC promises also to pay interest on the unpaid principal amount hereof in like money at such office from the date hereof until paid in full at the rates and at the times provided in the Credit Agreement.

This Note is the Note referred to in, is entitled to the benefits of and is secured by security interests referred to in the Credit Agreement, dated as of June 16, 1997 by and between CLC and the Bank (as such may be amended, modified, supplemented, restated or replaced from time to time, the "Credit Agreement"). Capitalized terms used in this Note but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement. This Note is subject to voluntary prepayment and mandatory repayment prior to demand, acceleration of maturity or the Credit Termination Date, in whole or in part, as provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the maturity date of the principal of and the accrued interest on this Note may be accelerated and be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

CLC hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Notwithstanding the face amount of this Note, the undersigned's liability hereunder shall be limited, at all times, to the actual aggregate outstanding indebtedness to the Bank relating to the Bank's Loans, including all principal and interest, together with all fees and expenses as provided in the Credit Agreement, as established by the Bank's books and records which shall be conclusive absent manifest error.


Note                         - 1 -                        DRAFT:  June 13, 1997

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO PENNSYLVANIA OR FEDERAL PRINCIPLES OR CONFLICT OF LAWS.


     IN WITNESS WHEREOF, and intending to be legally bound hereby, CLC has caused this Note to be executed by its duly authorized officer as of the date and year first above written.


                                          CHEMICAL LEAMAN CORPORATION


                                          By
                                             -----------------------------------
                                          Name:
                                          Title:

Note                         - 2 -                        DRAFT:  June 13, 1997

                                   SCHEDULE 1

                             1.1 "Permitted Liens"

     Permitted Liens including Liens securing indebtedness which will be paid off with the proceeds of the Senior Notes.

                    3.2 Corporate Authority, Validity, Etc.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of March 30, 1997 with respect to each of the Company's directors, the named executive officers, all directors and executive officers as a group and each person who owns more than 5% of the Company's Common Stock.

                                               Number          Percentage of
                                             of Shares          Outstanding
                                            Beneficially         Shares of
Name and Address of Beneficial Owner(1)        Owned           Common Stock
---------------------------------------     ------------       -------------
David R. Hamilton .......................    216,600(2)           37.3%
George McFadden .........................    186,200(3)           32.0%
John H. McFadden ........................     43,400               7.5%
G. Michael Cronk ........................     13,600               2.3%
Samuel F. Niness, Jr. ...................         --                --
David M. Boucher ........................      8,750               1.5%
Philip J. Ringo .........................     17,450               3.0%
Eugene C. Parkerson .....................     11,650               2.0%
Samuel C. Hamilton, Jr. .................      1,000                .2%
Charles E. Fernald, Jr. .................         --                --
Reuben M. Rosenthal .....................      8,750               1.5%
Fernando C. Colon-Osorio ................      6,975               1.2%
Karen Szabo Lloyd .......................     30,200(4)            5.2%
Directors and executive officers as a
  group (12 persons) ....................    518,445              89.2%

----------

(1) Unless otherwise specified, the address of each listed beneficial owner is 102 Pickering Way, Exton, PA 19341.

(2) Includes 61,200 shares held in trust for the benefit of Mr. Hamilton's children.

(3) Includes 35,800 shares owned by other family members and 105,200 shares owned in trust for the benefit of Mr. McFadden and other family members.

(4)  Issuable upon conversion of preferred stock.

                                 3.3 Litigation


Environmental Matters

     The Company's operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and foreign laws and regulations, including those governing the use, storage, handling, transport, generation, treatment, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). As such, the nature of the Company's operations exposes it to the risk of claims with respect to such matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims.

     The Company believes that it is in compliance in all material respects with all applicable Environmental Laws. Changes in Environmental Laws have resulted in claims against the Company which arise from unintentional contamination as a consequence of past waste disposal and treatment practices. Company management has instituted policies and procedures intended to achieve compliance with all applicable Environmental Laws. Compliance with such Environmental Laws is one of the principal cornerstones of its business strategy due to its critical importance to both the customer and the Company's operations.

     Environmental issues confronting the Company may be separated into two separate and distinct categories. The first category is exposure to remedial and investigatory costs associated with the Company's historic operations. The second is exposure to costs associated with ongoing environmental compliance. The Company's wholly-owned subsidiary, EnviroPower, Inc., is staffed with environmental experts who manage the Company's environmental exposure relating to historic operations and develop policies and procedures, including periodic audits of the Company's terminals and tank cleaning facilities, in order to minimize the existence of circumstances that could lead to future environmental exposure. None of the current audits has identified any material potential liability under Environmental Laws at or involving existing Company facilities, except for the Bridgeport, New Jersey site and certain other sites discussed below. EnviroPower manages and oversees the Company's involvement in two sites located in Bridgeport, New Jersey and West Caln Township, Pennsylvania, which have been designated as Superfund Sites by the U.S. Environmental Protection Agency ("EPA"). EnviroPower is also the Company's principal interface with the EPA and various state environmental agencies. The Company is currently solely responsible for remediation of the following two sites:

     Bridgeport, New Jersey. During 1991, the Company entered into a Consent Decree with the EPA filed in the U.S. District Court for the District of New Jersey, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 91-2637 (JFG) (D.N.J.), with respect to its site located in Bridgeport, New Jersey, requiring the Company to remediate groundwater contamination. The Consent Decree allowed the Company to undertake Remedial Design and Remedial Action ("RD/RA") related to the groundwater operable unit of the cleanup. Costs associated with performing the RD/RA were $1.2 million in 1996. No decision has been made as to the extent of soil remediation to be required, if any.

     In August 1994, the EPA issued a Record of Decision ("ROD") selecting a remedy for the wetlands operable unit at the Bridgeport site. The Company has submitted comments to the EPA that dispute the merits of the EPA's remedy. In the last quarter of 1996, the EPA issued demands to the Company for reimbursement of approximately $2.5 million in alleged EPA past response costs at the site for the groundwater and wetlands operable units, and the Company expects that additional demands may be issued in the future. The Company is involved in settlement negotiations related to the matter. The government has not made a claim against the Company for natural resource damages.

     The Company is in litigation with its insurers to recover its costs in connection with the environmental cleanup at the Bridgeport site. On April 7, 1993, the U.S. District Court for the District of New Jersey entered a judgment requiring the insurers to reimburse the Company for substantially all past and future environmental cleanup costs at the Bridgeport site. The insurers appealed the judgment to the U.S. Court of Appeals for the Third Circuit, but before the appeal was decided the Company and its primary insurer settled all of the Company's claims, including claims asserted or to be asserted at other sites, for $11.5 million. This insurer dismissed its appeal, but the excess carriers did not. On June 20, 1996, the U.S. Court of Appeals affirmed the judgment against the excess insurance carriers, except for the allocation of liability among applicable policies, and remanded the case for an allocation of damage liability among the insurers and applicable policies on a several basis. The allocation proceeding and the Company's petition for recovery of its legal costs are presently pending before the U.S. District Court. While the excess insurers are continuing to contest the extent of their coverage and the allocation methods proposed by the Company, the Company expects to receive insurance proceeds sufficient to recover substantially all of the costs of remediating the Bridgeport site, including attorney fees and expenses.

     West Caln Township, Pennsylvania. The EPA has alleged that the Company disposed of hazardous materials at the William Dick Lagoons Superfund Site located in West Caln Township, Pennsylvania. In 1991, the EPA issued ROD I, requiring the installation of a public water supply for some residents near the site. In November 1991, the EPA issued special notice letters to the Company and another potentially responsible party ("PRP") soliciting implementation of ROD I. In March 1992, the EPA issued a uniliateral order to the Company and the other party directing them to implement ROD I. The Company declined to comply based on its belief that it had sufficient cause not to comply.

     In April 1993, the EPA issued ROD II, selecting a remedy for the soil remediation phase of this cleanup program. The EPA and the Company agreed that the Company would be afforded the opportunity to implement its preferred remedy for the soil remediation phase and to settle its differences with the EPA regarding the public water supply issue. Pursuant to a Consent Decree lodged with the U.S. District Court for the Eastern District of Pennsylvania on October 10, 1995, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 95-CV-4264
(RJB) (E.D.P.A.), the Company paid the EPA $713,674 in June 1996, $713,674 in October 1996, and approximately $300,000 in November 1995, and established a $300,000 irrevocable standby letter of credit. These payments settled the EPA's claim relating to past response costs and failure to install a public water supply in accordance with ROD I. The Consent Decree requires the Company to make an additional payment to the EPA of $700,000 in October 1997, perform an interim groundwater remedy at the site, and finance the soil remedy. The Consent Decree does not cover the final groundwater remedy or other site remedies, or claims, if any, for natural resource damages.

     Other Environmental Matters. The Company has been named as a PRP under CERLCA and similar state laws at approximately 35 former waste treatment and/or disposal sites. In general, the Company is among several PRPs named at these sites. Based on the information known at this time, the Company's involvement at these sites generally arises from shipment of wastes by or for the Company in the ordinary course of business over many years to sites, now contaminated, that are owned and operated by third parties. Given the nature of the Company's involvement and the expected participation of a number of other PRP's at these sites, the Company does not believes its liability at these third party sites will be material. There can be no assurance, however, that costs associated with these sites, individually or in the aggregate, will not be material. The Company is also incurring expenses resulting from the remediation of certain Company-owned sites. In April 1997, the Company received a request from the New York State Department of Environmental Conservation to perform a

Remedial Investigation and Feasibility Study relating to certain former surface impoundments previously closed by the Company at its Tonawanda, New York Terminal. The Company has indicated its willingness to perform a mutually acceptable Remedial Investigation and Feasibility Study. In 1994, the Company entered into an Administrative Consent Order ("ACO") with the West Virginia Division of Environmental Protection ("DEP") to undertake the investigation and remediation of a former lagoon at its former facility in Putnam County, West Virginia. In accordance with the ACO, the Company has submitted a workplan to DEP to address potential sludge and soil contamination. The extent of groundwater remediation to be required, if any, has not been determined.

     The Company has also undertaken the removal of all underground storage tanks at its owned and operated facilities. This project is being managed by EnviroPower staff and will be completed by the end of 1998 at an estimated cost of $2 million, of which 1.5 million has been expended to date.

     Although the extent and timing of the litigation, settlement and possible cleanup costs at the foregoing sites, other than certain phases of the Bridgeport and West Caln Township sites, are not reasonably estimable at this time, it is anticipated that the Company will continue to incur costs with respect to such sites and there can be no assurance that such costs will not have a material adverse effect on the Company's financial condition or results of operations. The Company has recorded total charges to income $2.3 million and $2.4 million in 1996 and 1995, respectively, with regard to the foregoing environmental matters and expects to continue to incur costs for environmental matters generally for the foreseeable future.


Legal Proceedings

     The Company is a party to a lawsuit filed in 1987 against the Company and approximately 25 other defendants in the Superior Court of New Jersey, Passaic County (A.L.U. Textile Combining Corp. et al. v. Texaco Chemical Co., et al., No. L-23905-87). The approximately 175 plaintiffs seek damages claimed to exceed $100 million resulting from a fire set to a building by trespassing arsonists. The plaintiffs allege that the Company was negligent by delivering a shipment of naphthalene to an outdoor facility where it could be ignited by trespassers. The Company has denied any liability and has asserted cross-claims against the other defendants. Discovery in the lawsuit has not yet been concluded. The Company is currently in negotiations concerning a settlement of the claim. If a settlement cannot be successfully concluded, the Company intends to defend against the lawsuit and believes that it has meritorious defenses. There can be no assurance that any settlement will be successfully concluded or that the terms of any settlement or other resolution of the lawsuit would not have a material adverse effect on the Company's financial condition or results of operations.

     In connection with a dispute between the Company and a multiemployer pension plan covering certain of the Company's union employees, the plan's trustees have threatened to terminate the Company's participation in the pension plan with respect to some of its employees. If such termination were to occur, the plan's trustees have indicated that the Company would be required to pay a partial withdrawal liability in the amount of approximately $3.8 million over a period of two years commencing in 1999. The Company is currently negotiating with the turstees concerning a possible settlement of the dispute, which would permit all of the Company's covered operations to continue to participate in the pension plan in exchange for either increased future contributions or increased covered employment. There can be no assurance that any settlement agreement will be reached. The Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations.

     In addition to the matters described above and under "Environmental Matters," the Company is a party to routine litigation incidental to its business, primarily involving claims for personal injury or property damages incurred in the transportation of chemicals. Except as described above and under "Environmental Matters," the Company is not a party to any litigation, and is not aware of any threatened claims, that could materially adversely affect the Company's financial condition or results of operations.

                                    3.4 ERISA

     In connection with a dispute between the Company and a multiemployer pension plan covering certain of the Company's union employees (Central States), the plan's trustees have threatened to terminate the Company's participation in the pension plan with respect to some of its employees. If such termination were to occur, the plan's trustees have indicated that the Company would be required to pay a partial withdrawal liability in the amount of approximately $3.8 million over a period of two years commencing in 1999. The Company is currently negotiating with the trustees concerning a possible settlement of the dispute, which would permit all of the Company's covered operations to continue to participate in the pension plan in exchange for either increased future contributions or increased covered employment. There can be no assurance that any settlement agreement will be reached. The Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial condition or results of operations.

                            3.5 Financial Statements

None.

                                    3.7 Taxes

None.

           3.10(b) Hazardous Wastes, Substances and Petroleum Products


Environmental Matters

     The Company's operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and foreign laws and regulations, including those governing the use, storage, handling, transport, generation, treatment, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). As such, the nature of the Company's operations exposes it to the risk of claims with respect to such matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims.

     The Company believes that it is in compliance in all material respects with all applicable Environmental Laws. Changes in Environmental Laws have resulted in claims against the Company which arise from unintentional contamination as a consequence of past waste disposal and treatment practices. Company management has instituted policies and procedures intended to achieve compliance with all applicable Environmental Laws. Compliance with such Environmental Laws is one of the principal cornerstones of its business strategy due to its critical importance to both the customer and the Company's operations.

     Environmental issues confronting the Company may be separated into two separate and distinct categories. The first category is exposure to remedial and investigatory costs associated with the Company's historic operations. The second is exposure to costs associated with ongoing environmental compliance. The Company's wholly-owned subsidiary, EnviroPower, Inc., is staffed with environmental experts who manage the Company's environmental exposure relating to historic operations and develop policies and procedures, including periodic audits of the Company's terminals and tank cleaning facilities, in order to minimize the existence of circumstances that could lead to future environmental exposure. None of the current audits has identified any material potential liability under Environmental Laws at or involving existing Company facilities, except for the Bridgeport, New Jersey site and certain other sites discussed below. EnviroPower manages and oversees the Company's involvement in two sites located in Bridgeport, New Jersey and West Caln Township, Pennsylvania, which have been designated as Superfund Sites by the U.S. Environmental Protection Agency ("EPA"). EnviroPower is also the Company's principal interface with the EPA and various state environmental agencies. The Company is currently solely responsible for remediation of the following two sites:

     Bridgeport, New Jersey. During 1991, the Company entered into a Consent Decree with the EPA filed in the U.S. District Court for the District of New Jersey, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 91-2637 (JFG) (D.N.J.), with respect to its site located in Bridgeport, New Jersey, requiring the Company to remediate groundwater contamination. The Consent Decree allowed the Company to undertake Remedial Design and Remedial Action ("RD/RA") related to the groundwater operable unit of the cleanup. Costs associated with performing the RD/RA were $1.2 million in 1996. No decision has been made as to the extent of soil remediation to be required, if any.

     In August 1994, the EPA issued a Record of Decision ("ROD") selecting a remedy for the wetlands operable unit at the Bridgeport site. The Company has submitted comments to the EPA that dispute the merits of the EPA's remedy. In the last quarter of 1996, the EPA issued demands to the Company for reimbursement of approximately $2.5 million in alleged EPA past response costs at the site for the groundwater and wetlands operable units, and the Company expects that additional demands may be issued in the future. The Company is involved in settlement negotiations related to the matter. The government has not made a claim against the Company for natural resource damages.

     The Company is in litigation with its insurers to recover its costs in connection with the environmental cleanup at the Bridgeport site. On April 7, 1993, the U.S. District Court for the District of New Jersey entered a judgment requiring the insurers to reimburse the Company for substantially all past and future environmental cleanup costs at the Bridgeport site. The insurers appealed the judgment to the U.S. Court of Appeals for the Third Circuit, but before the appeal was decided the Company and its primary insurer settled all of the Company's claims, including claims asserted or to be asserted at other sites, for $11.5 million. This insurer dismissed its appeal, but the excess carriers did not. On June 20, 1996, the U.S. Court of Appeals affirmed the judgment against the excess insurance carriers, except for allocation of liability among applicable policies, and remanded the case for an allocation of damage liability among the insurers and applicable policies on a several basis. The allocation proceeding and the Company's petition for recovery of its legal costs are presently pending before the U.S. District Court. While the excess insurers are continuing to contest the extent of their coverage and the allocation methods proposed by the Company, the Company expects to receive insurance proceeds sufficient to recover substantially all of the costs of remediating the Bridgeport site, including attorney fees and expenses.

     West Caln Township, Pennsylvania. The EPA has alleged that the Company disposed of hazardous materials at the William Dick Lagoons Superfund Site located in West Caln Township, Pennsylvania. In 1991, the EPA issued ROD I, requiring the installation of a public water supply for some residents near the site. In November 1991, the EPA issued special notice letters to the Company and another potentially responsible party ("PRP") soliciting implementation of ROD I. In March 1992, the EPA issued a unilateral order to the Company and the other party directing them to implement ROD I. The Company declined to comply based on its belief that it had sufficient cause not to comply.

     In April 1993, the EPA issued ROD II, selecting a remedy for the soil remediation phase of this cleanup program. The EPA and the Company agreed that the Company would be afforded the opportunity to implement its preferred remedy for the soil remediation phase and to settle its differences with the EPA regarding the public water supply issue. Pursuant to a Consent Decree lodged with the U.S. District Court for the Eastern District of Pennsylvania on October 10, 1995, U.S. v. Chemical Leaman Tank Lines, Inc., Civil Action No. 95-CV-4264
(RJB) (E.D.P.A.), the Company paid the EPA $713,674 in June 1996, $713,674 in October 1996, and approximately $300,000 in November 1995, and established a $300,000 irrevocable standby letter of credit. These payments settled the EPA's claim relating to past response costs and failure to install a public water supply in accordance with ROD I. The Consent Decree requires the Company to make an additional payment to the EPA of $700,000 in October 1997, perform an interim groundwater remedy at the site, and finance the soil remedy. The Consent Decree does not cover the final groundwater remedy or other site remedies, or claims, if any, for natural resource damages.

     Other Environmental Matters. The Company has been named as a PRP under CERLCA and similar state laws at approximately 35 former waste treatment and/or disposal sites. In general, the Company is among several PRPs named at these sites. Based on the information known at this time, the Company's involvement at these sites generally arises from shipment of wastes by or for the Company in the ordinary course of business over many years to sites, now contaminated, that are owned and operated by third parties. Given the nature of the Company's involvement and the expected participation of a number of other PRP's at these sites, the Company does not believe its liability at these third party sites will be material. There can be no assurance, however, that costs associated with these sites, individually or in the aggregate, will not be material. The Company is also incurring expenses resulting from the remediation of certain Company-owned sites. In April 1997, the Company received a request from the New York State Department of Environmental Conservation to perform a

Remedial Investigation and Feasibility Study relating to certain former surface impoundments previously closed by the Company at its Tonawanda, New York Terminal. The Company has indicated its willingness to perform a mutually acceptable Remedial Investigation and Feasibility Study. In 1994, the Company entered into an Administrative Consent Order ("ACO") with the West Virginia Division of Environmental Protection ("DEP") to undertake the investigation and remediation of a former lagoon at its former facility in Putnam County, West Virginia. In accordance with the ACO, the Company has submitted a workplan to DEP to address potential sludge and soil contamination. The extent of groundwater remediation to be required, if any, has not been determined.

     The Company has also undertaken the removal of all underground storage tanks at its owned and operated facilities. This project is being managed by EnviroPower staff and will be completed by the end of 1998 at an estimated cost of $2 million, of which $1.5 million has been expended to date.

     Although the extent and timing of the litigation, settlement and possible cleanup costs at the foregoing sites, other than certain phases of the Bridgeport and West Caln Township sites, are not reasonably estimable at this time, it is anticipated that the Company will continue to incur costs with respect to such sites and there can be no assurance that such costs will not have a material adverse effect on the Company's financial condition or results of operations. The Company has recorded total charges to income of $2.3 million and $2.4 million in 1996 and 1995, respectively, with regard to the foregoing environmental matters and expects to continue to incur costs for environmental matters generally for the foreseeable future.


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                            3.12 SUBSIDIARIES, Etc.

Chemical Leaman Tank Lines, Inc.
Fleet Transport Company, Inc.
Chemical Properties, Inc.
Power Purchasing, Inc.
American Transinsurance Group, Inc.
Capacity Management Services, Inc.
Quala Systems, Inc.
Pickering Way Funding Corp.
Enviropower, Inc.
Core Logistics Management, Inc.
Leaman Air Services, Inc.



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                        3.13 TITLE TO PROPERTIES, LEASES

     Permitted Liens including Liens securing indebtedness which will be paid off with the proceeds of the Senior Notes.